UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

FULLCIRCLE REGISTRY, INC.

(Exact name of registrant as specified in its charter)

Nevada	7389	87-0653761
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification No.)

161 Alpine Drive

Shelbyville, Kentucky 40065

(Address and telephone number of principal executive offices)

Matthew D. Watkins

Lynch, Cox, Gilman & Mahan, PSC

500 W. Jefferson St.

Suite 2100

Louisville, Kentucky 40206

(502) 589-4215

(Name, address and telephone number of agent for service)

Approximate date of commencement of proposed sale to the public: As soon as practical after the Registration Statement becomes effective.

If any securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: x

If this Form is filed to register additional securities for an Offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same Offering. o

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same Offering. o

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non- accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

i

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be Registered	Proposed Maximum Offering Price Per Security		Proposed Maximum Aggregate Offering Price	Amount of Registration Fee (1)
Preferred Class B Stock, $.001 par value per share	1,000,000	$	1.00	$1,000,000	$39.30

(1)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 promulgated under the Securities Act of 1933, as amended, based on the proposed Offering price of the common stock.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

ii

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS

        Insurance & Financial Services____

161 Alpine Drive

Shelbyville, KY 40065

1,000,000 SHARES OF CLASS B PREFERRED STOCK

(Subject to Completion, dated June 30, 2008)

This Prospectus was issued on ____________, 2008.

iii

1,000,000 SHARES

FullCircle Registry, Inc.

CLASS B PREFERRED STOCK

No public market exists for our preferred shares. The Offering price will be $1.00 per share, and shares will be sold in blocks of 50,000 shares each.

Each share of class B preferred stock will be convertible, upon the expiration of two years following their issuance, to ten shares of class A common stock.  Holders of class B preferred stock will be entitled to vote on corporate matters.  Each share of class B preferred stock will be entitled to ten votes.  Each share of class B preferred stock will pay a $.02 dividend annually until such time as it is converted into class A common stock.

Investing in the class B preferred stock involves risks. See “Risk Factors” beginning on page 7.

PRICE $1.00 PER SHARE

	Price to Public	Underwriting Discounts and Commissions	Proceeds to Company
Per Share	$1.00	$ -0-	$1.00
Total	$1,000,000.00	$ -0-	$1,000,000.00

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the shares of class B preferred stock to purchasers upon approval of the Offering within ninety (90) days of the investor’s subscription.

You should rely only on the information contained in this prospectus (the “Prospectus”). We have not authorized any other person to provide you with additional or different information. This Prospectus is not an offer to sell, nor is it seeking an offer to buy, these securities in any state where the offer or sale is not permitted. The information in this prospectus is complete and accurate as of the date on the front cover of this Prospectus, but the information may have changed since that date. Market data and industry statistics used throughout this Prospectus are based on independent industry publications, reports by market research firms and other published independent sources. Some data and other information is also based on our good faith estimates, which are derived from our review of internal surveys and independent sources. Although we believe these sources are credible, we have not independently verified the data or information obtained from these sources. Accordingly, investors should not place undue reliance on this information. By including such market data and information, we do not undertake a duty to provide such data in the future or to update such data when such data is updated.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus and does not contain all of the information that you should consider in making your investment decision. Before investing in our class B preferred stock, you should carefully read this entire prospectus, including our audited consolidated financial statements and the related notes and the information set forth under the headings “Risk Factors” and “Management's Discussion and Analysis of Financial Condition and Results of Operations,” in each case included elsewhere in this prospectus. References in this prospectus to “we,” “us,” “our,” the “Company” and “FullCircle” refer to FullCircle Registry, Inc. unless the context requires otherwise.

About Us

Our initial business began in 2000, with the formation of FullCircle Registry, Inc.  We were initially a technology-based business that provided emergency document and information retrieval services.  Our service included, providing customers with secure storage and immediate access to their critical medical records, legal documents (living wills, powers of attorney, “do not resuscitate” orders, etc.), and emergency contact information.

In December 2006, our Directors unanimously consented that the Company should become an insurance agency. An application for a business entity license was submitted to the Department of Insurance in the Commonwealth of Kentucky. On February 27, 2007, a business entity license for Life and Health was issued to the Company. After March 1, 2007, appointment applications were submitted to various carriers and brokerage agencies.

Our Corporate Information

Our principal executive offices are located at 161 Alpine Drive, Shelbyville, Kentucky, 40065 and our telephone number is (502) 410-4500. Our website address is www.fullcircleregistry.com. Our website and the information contained therein or connected thereto shall not be deemed to be incorporated into this Prospectus or the registration statement of which it forms a part. Our website will be immediately revised and updated upon receipt of funds to reflect our new business model.

Our Business and Strategy

In connection with this Offering, it is our plan to acquire, or otherwise merge with, small insurance agencies with a five-year exit plan as well as offer shares of FullCircle Registry, Inc. to these agency owners to give them the ability to exit their business with the potential to meet or exceed the value of their business and participate financially in the growth of the company.

Once the Agencies are acquired, we will begin the process of adding our products to their portfolios and services. We expect to receive additional income from our other core products. With our additional products, we expect to double the gross revenue with each new agency when the training is completed and new products are installed. In addition to the standard commissions, we will begin to experience higher commission rates because we will receive higher performance payout levels with each of our partner insurance companies.

We believe we are well positioned for significant growth and have a multi-faceted growth strategy that builds on our new client relationships, insurance products, brands and integral role in the insurance process. The number, diversity and sophistication of the insurance products available in the insurance marketplace have grown significantly in recent years. Our clients increasingly require sophisticated insurance planning services such as ours to support their complex needs.

We are developing our plans and infrastructure for our new agencies.  Initial plans for our FullCircle wheel of products and services that are in development are; ENC, Prescriptions, Life insurance, Health insurance (Group and Individual), Auto and Home insurance, and Medical Record Storage.  We have identified and engaged talent with expertise in all areas except Auto and Home Insurance. As our name, “FullCircle,” implies, we intend to become a full service, one-stop shop for all insurance and financial planning for our clients.

Growth Forecast

The five-year growth forecast assuming an average of $100k revenue agencies when acquired.

	6 mos.	18 mos.	30 mos.	42 mos.	54 mos.	66 mos.

Agencies	10	30	75	125	175	200

Agency Gross Rev	$200K	$3.0M	$9.37M	$18.75M	$35M	$40M

Any financial projection discussion of FullCircle included in this Prospectus is based upon assumptions that we believe to be reasonable.  Even if the assumptions underlying its plans prove to be correct, there can be no assurance that FullCircle will not incur substantial operating losses in attaining its goals.  There can be no assurance that the objectives will be realized if any of the assumptions underlying its plans prove to be incorrect.  The Directors of FullCircle have studied, and are familiar with, the current insurance market; however, investors should be aware that no independent market studies have been conducted by us regarding the proposed business plans, nor are any such studies currently planned.

Risks Affecting Us

Our business is subject to numerous risks, as more fully described in the section entitled “Risk Factors” below. Briefly, we have a limited history of operations as an insurance agency, have a history of operating losses, and may not achieve or maintain profitability. We are dependent upon the sale of our products and services to generate a significant percentage of our revenue. The insurance industry is a highly competitive market, and we will be competing against companies that have much longer operating histories, more established brands and greater resources than we do. We rely on third party insurance companies in our marketing and selling of services to a significant portion of our client base.

Offering

Currently, we have one class of common stock and one class of preferred stock outstanding. Additional details regarding the capital structure of the Company are contained elsewhere in this Prospectus and the attached Financial Statements.  As part of this Offering, we will issue one million (1,000,000) new shares of class B preferred stock, par value $0.001 per share. After the Offering, we will have one class of common stock and two classes of preferred stock. In this Prospectus, we refer to all of these actions together as the “Offering.” Except where otherwise noted, the description of the terms of our charter documents in this Prospectus reflects the terms of those documents as they will exist following the Offering. Except where otherwise noted in the historical data presented in the accompanying financial statements and elsewhere in this Prospectus, the Offering should have no dilutive effect on the class A common stock.

In this Offering, we are selling shares of class B preferred stock, which will have ten votes per share. One of the features of the class B preferred stock will be that each share of class B preferred stock will be converted into ten shares of class A common stock no sooner than two years following this Offering. In addition, until such time as the class B preferred stock is converted to class A common stock, the class B preferred stock will yield an annual dividend equal to two percent (2%) of its initial purchase price, or $0.02 per share.

The Offering price for the Shareholders as noted in this document was determined arbitrarily by FullCircle based upon a number of factors.  The Offering price is based primarily on the amount of funds sought from this financing and the number of shares the Board is willing to issue in order to raise these funds.  Accordingly, there is no relationship between the Offering price and the assets, earning or book value of FullCircle, the market value of the class A common stock, or any other recognized criteria of value.  As such, the Offering price does not necessarily indicate the current value of the shares and should not be regarded as an indication of any future market price of FullCircle’s class A common stock.

Offering Details

Class B preferred stock offered by us	Up to 1,000,000 shares

Voting Rights Conversion to Common Stock

The holders of class B preferred stock, par value $0.001 per share, are entitled to vote on corporate matters.  The total number of votes each share is entitled to cast is 10 votes per share.

At any time after the expiration of the two year period following the date that a share of class B preferred stock is issued, the holder of such share may request, or FullCircle may require, that such class B preferred stock be converted into class A common stock at a conversion ratio of 10 shares of class A common stock for each one share of class B preferred stock.

Use of Proceeds

We estimate that the proceeds to us from this Offering will be approximately $1 million, less the costs of the offering, based on an assumed public Offering price of $1.00 per share. Management will have very broad discretion in the use of the proceeds from the Offering.  The anticipated primary uses for the net proceeds from the Offering will be used to fund the acquisition of target insurance agencies in accordance with our business plan and to fund immediate operating capital needs of FullCircle.  See section “Use of Funds” for additional details.

Dividend Policy Market for Preferred Stock

Until such time that a share of class B preferred stock is converted to class A common stock, each such share of class B preferred stock will yield a dividend of $.02 each year payable on the anniversary date of its issuance.

Until such time as a share of class B preferred stock is converted into class A common stock, the class B preferred stock may not be resold or traded to another person or entity.

Risk Factors

There are many risks involved in purchasing class B preferred stock of the Company.  As a prospective investor, you should read the “Risk Factors” section of this Prospectus for a discussion of factors that you should consider carefully before deciding to invest in shares of our class B preferred stock.

Unless we indicate otherwise, all information in this Prospectus:

•	gives effect to the Offering and is based on there being no shares of class B preferred stock and 71,796,906 shares of class A common stock outstanding as of June 11, 2008;

•	the Board has resolved to keep 10,000,000 shares of class A common stock reserved for issuance in furtherance of this Offering.

SUMMARY CONSOLIDATED FINANCIAL AND OTHER DATA

The following tables present our summary historical consolidated financial data for the periods presented and should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and notes thereto included elsewhere in this Prospectus.

The historical financial information presented below may not be indicative of our future performance and does not necessarily reflect what our financial position and results of operations would have been had we operated as a stand-alone company during the periods presented. Results for the three months ended March 31, 2008 are not necessarily indicative of results that may be expected for the entire year.

Statement of Operations Summary

	(Unaudited) For the Three Months Ended March, 31		(Audited) For the Twelve Months Ended December 31,
	2008	2007	2007	2006

Revenues	$32,578	$1,772	$67,303	$25,067

Cost of Sales	21,645	705	46,319	9,007

Selling, General & Administrative Expenses	39,654	38,108	108,706	362,606

Total Other Income (Expense)	(11,695)	(8,742)	5,925	6,591

Net (Loss)	$(40,415)	$(45,783)	$(81,797)	$(339,955)

Net basic and fully diluted earnings per share: (Loss)	$0	$0	$0	$0

Balance Sheet Summary

	For the Three Months Ended	For the Twelve Months Ended

	March 31, 2008	December 31, 2007	December 31, 2006
	(Unaudited)	(Audited)	(Audited)

Cash	$4,422	$10,068	$573

Total Current Assets	4,422	10,068	573

TOTAL ASSETS	373,168	378,814	330,431

Total Current Liabilities	544,927	564,158	480,814

Total Long Term Liabilities	50,000	-	-

TOTAL LIABILITIES	594,927	564,158	480,814

TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT	$373,168	$378,814	$330,431

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Prospectus contains forward-looking statements. All statements other than statements of historical facts contained in this Prospectus, including statements regarding our future results of operations and financial position, business strategy and plans and objectives of Management for future operations, are forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements.

In some cases, you can identify these statements by forward-looking words such as “may,” “might,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue,” the negative of these terms and other comparable terminology. These forward-looking statements, which are subject to risks, uncertainties and assumptions about us, may include projections of our future financial performance, our anticipated growth strategies and anticipated trends in our business. These statements are only predictions based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements, including those factors discussed under the caption entitled “Risk Factors.” You should specifically consider the numerous risks outlined under “Risk Factors.”

Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of any of these forward-looking statements. We do not plan to update any of these forward-looking statements after the date of this Prospectus to conform our prior statements to actual results or revised expectations.

RISK FACTORS

Investing in our class B preferred stock involves a high degree of risk. You should carefully consider the following risks and all of the other information set forth in this Prospectus before deciding to invest in shares of our class B preferred stock. If any of the following risks actually occur, our business, financial condition or results of operations would likely suffer. In such case, the trading price of our class B preferred stock could decline due to any of these risks, and you may lose all or part of your investment. You should read the section titled “Special Note Regarding Forward-Looking Statements” immediately following these risk factors for a discussion of what types of statements are forward-looking statements, as well as the significance of such statements in the context of this Prospectus.

Risks Related to Our Business

There is no operational history of our Company in the new business area.

Our current business began in 2000 and the Company became public in 2002 with the formation of FullCircle Registry, Inc. Initially, we were solely a technology-based company providing emergency document and information retrieval services. We provided these services directly to subscribers and also offered our services through strategic alliances with health care providers.

In September 2005, the Company entered into an agreement with AMPO II, Inc. to acquire 50% of AMPO II, Inc. AMPO is a holding company for prescription fulfillment and assistance programs and companies.   Since that time AMPO II ceased operations and the Company took possession of the AMPO II 60,000 name customer database.

Since the acquisition of that database our approach to the market has taken a different direction. In addition to the database being the vehicle to launch our prescription services business, the database will also be a source of clients for our other products. We have not been a position to test this strategy.  We have learned from past experiences that the FullCircle Medical Records business, Emergency Medical ID Program and the Living Will Program are difficult sells as stand-alone products. Since the realization of this fact, we have searched for consumer-driven products with which our core product can be bundled as an additional benefit.

ENC “Emergency Notification Company” is another wholly-owned product. ENC is a product being marketed through automotive Dealers and RV Dealers to provide connections to medical information and family if a medical emergency occurs away from home.  ENC is a new concept to the industry, but the core value of this enterprise is the ability to generate leads. Each purchaser of the ENC product provides names and addresses of friends and family to be contacted in case of emergency, and in turn, these names provide a prospective customer database for our Auto Dealers and RV Dealers. The customer receives five years of emergency services coverage with the initial contract.

We have not established any revenues or operations that will prove financial stability under the new business model in the long term.  There can be no assurance that we can realize our plans on the projected forecasts described in this Prospectus in order to reach sustainable or profitable operations.  Any material deviation from our forecasts could require that we seek additional capital.  There can be no assurance that such capital will be available at reasonable cost, or that it would not materially dilute the investment of investors in this Offering if it is obtained.

There is extensive competition in the insurance marketplace for the sale of insurance products.

The market for insurance products is highly competitive.  Our principal competitors in the insurance industry have significant financial resources which may enable them to attract more talent, initiate projects, and thus effect broad market distribution of insurance products.  There can be no assurance that we consistently will be able to undertake projects that will prove profitable to us in view of the intense competition to be encountered by us in all significant phases of our activities.

There is no assurance that this Offering will result in sufficient capitalization of the Company.

Following completion of this Offering, we anticipate having enough cash necessary to fund operations, and otherwise provide for our financial requirements to enable us to achieve our business plans; however, such funding may, in fact, prove to be inadequate. Accordingly, there can be no assurances that the funds available pursuant to this Offering will be sufficient to enable us to achieve our business objectives. Furthermore, if debt financing is required to maintain our operations, there can be no assurances that any such financing, or sufficient financing, will be available to us or, if available, that its terms will be favorable.

If we lose key outside suppliers of insurance products, we may not be able to provide our clients with the information and products they desire.

Our ability to sell our products is dependent upon the products of our carriers, specifically, Prudential, TransAmerica, AIG, Anthem Blue Cross Blue Shield, John Hancock, Humana, etc. If the products of our carriers are unavailable on acceptable terms, or are not available at all, our business, financial condition or results of operations could be materially adversely affected.

Some insurance carriers may seek to decrease our fees for selling their products. If we are unable to negotiate acceptable arrangements with these carriers or find alternative sources, we may be required to find other qualified insurance carriers.

Some of our third-party carriers have other agents who are our competitors, increasing the risks noted above.

Any failure to ensure and protect the confidentiality of client data could adversely affect our reputation and have a material adverse effect on our business, financial condition or results of operations.

Many of our products exchange information with clients through a variety of media, including the Internet, software applications and dedicated transmission lines. We rely on a complex network of internal process and controls to protect the confidentiality of client data, such as client data that may be provided to us. If we fail to maintain the adequacy of our internal controls, including any failure to implement required new or improved controls, or if we experience difficulties in implementation of our internal controls, misappropriation of client data could occur. Such internal control inadequacies could damage our reputation and have a material adverse effect on our business, financial condition or results of operations. However, under federal law, all insurance carriers are required to maintain HIPPA compliance policies and procedures.

Third parties may claim we infringe upon their intellectual property rights.

Third parties may claim we infringe upon their intellectual property rights. Businesses operating in the insurance and financial sectors, including our competitors and potential competitors, have in recent years increasingly pursued patent protection for their products and business methods. If any third parties were to obtain a patent on a methodology or product, we could be sued for infringement. Furthermore, there is always a risk that third parties will sue us for infringement or misappropriation of other intellectual property rights, such as trademarks, copyrights or trade secrets.  We have made and expect to continue making expenditures related to the use of technology and intellectual property rights as part of our strategy to manage this risk.

The impact of claims of intellectual property infringement could have a material adverse effect on our business, financial condition or results of operations.

Our clients pay us a fee based on the premiums of an insurance product and may seek to negotiate a lower fee or may cease using our indices, which could limit the growth of or decrease our revenues from premium-based fees.

A large portion of our revenues are from premium-based fees. Though unlikely, our insurance carriers may seek to negotiate a lower premium-based fee for a variety of reasons. As the needs of our carriers change, they may request to pay us a lower premium-based fee, in which case our asset-based fees could dramatically decrease, which could have a material adverse effect on our business, financial condition or results of operations.

Our business is dependent on our clients continuing to invest in insurance products. If our clients significantly reduce their investments in insurance products, our business, financial condition or results of operations may be materially adversely affected.

The majority of our revenues come from the sale of insurance products. To the extent that our clients’ investment emphasis significantly changes from insurance products to equity, fixed income securities, or other investment strategies, the demand for our insurance products would likely decrease, which could have a material adverse effect on our business, financial condition or results of operations. However, it is our intent to use excellent (A+) and superior (A++) rated insurance carriers, as those ratings are published from time to time by A.M. Best.  In addition, it is our intention to provide one-stop financial services to our clients, thus deterring any attraction to competitors.

We must continue to introduce new insurance products and product enhancements to address our clients’ changing needs, market changes and developments.

The market for our insurance products is characterized by shifting client demands and evolving market practices. Changed client demands, new market practices or new technologies can render existing products obsolete and unmarketable. As a result, our future success will continue to depend upon our ability to market new insurance products and product enhancements that address the future needs of our target markets and respond to market changes. We may not be successful in introducing and marketing new insurance products or product enhancements on a timely and cost effective basis, or at all, and our new insurance products and product enhancements may not adequately meet the requirements of the marketplace or achieve market acceptance. In addition, clients may delay purchases in anticipation of new insurance products or product enhancements.

A limited number of clients account for a material portion of our revenue. Cancellation of premiums by any of these clients could have a material adverse effect on our business, financial condition or results of operations.

If we fail to obtain a significant number of new clients or if our largest clients cancel their policies and we are unsuccessful in replacing those products, our business, financial condition or results of operation could be materially adversely affected.

Cancellation of policies of insurance or renegotiation of terms by a significant number of clients could have a material adverse effect on our business, financial condition or results of operations.

Our primary commercial model is to procure new and recurring annual premiums for our insurance products. For most of our products, our clients may cancel their insurance at a specified period during the insured term. While we believe this practice supports our marketing efforts by allowing clients to buy insurance as needed without the requirement of a long-term commitment, the cancellation of insurance policies by a significant number of clients at any given time may have a material adverse effect on our business, financial condition or results of operations.

Increased competition in our industry may result in loss of market share, which may materially adversely affect our business, financial condition or results of operations.

We face significant competition for attracting and retaining our clients. Our competitors range in size from large companies with substantial resources to small, single-product businesses that are highly specialized. Our larger competitors may have access to more resources and may be able to achieve greater economies of scale, and our competitors that are focused on a narrower product line may be more effective in devoting technical, marketing and financial resources to compete with us. In addition, barriers to creating a single-purpose product may be low in many cases. The Internet as a distribution channel has allowed free or relatively inexpensive access to information sources, which has reduced barriers to entry even further. Low barriers to entry could lead to the emergence of new competitors. These competitive pressures may also result in fewer clients, fewer premiums, price reductions, and increased operating costs, such as for marketing, resulting in lower revenue, gross margins and operating income.

Our growth may place significant strain on our Management and other resources.

We must plan and manage our growth effectively to increase revenue and maintain profitability. Our growth has placed, and is expected to continue to place, significant demands on our personnel, management and other resources. We must continue to improve our operational, financial, management, legal and compliance processes and information systems to keep pace with the growth of our business. There can also be no assurance that, if we continue to grow internally or by way of mergers, Management will be effective in attracting and retaining additional qualified personnel, expanding our physical facilities and information technology infrastructure, integrating acquired businesses or otherwise managing growth. Any failure to effectively manage growth or to effectively manage the business could have a material adverse effect on our business, financial condition or results of operations.

There is considerable risk embedded in growth through agency mergers and acquisitions, which may materially adversely affect our business, financial condition or results of operations.

A principal element of our growth strategy is growth through mergers with independent third party insurance agencies. Any future mergers could present a number of risks, including:

•

incorrect assumptions regarding the future results of acquired operations or assets or expected cost reductions or other synergies expected to be realized as a result of acquiring operations or assets;

•	failure to integrate the operations or management of any acquired operations or assets successfully and on a timely and cost effective basis;

•	failure to achieve assumed synergies;

•	insufficient knowledge of the operations and markets of acquired businesses;

•	increased debt;

•	dilution of your preferred stock;

•	turnover of key personnel;

•	diversion of Management’s attention from existing operations or other priorities; and

•	inability to secure, on terms we find acceptable, sufficient financing that may be required for any such merger, acquisition or investment.

In addition, if we are unsuccessful in completing mergers of other businesses, operations or assets or if such opportunities for expansion do not arise, our future growth, business, financial condition or results of operations could be materially adversely affected.

We are dependent on key personnel in our professional staff for their expertise. If we fail to attract and retain the necessary qualified personnel, our business, financial condition or results of operations could be materially adversely affected.

The development, maintenance and support of our clients is dependent upon the knowledge, experience and ability of our highly skilled, educated and trained employees. Accordingly, the success of our business depends to a significant extent upon the continued service of our executive officers and other key Management, research, sales and marketing, and other personnel. Although we do not believe that we are dependent upon any individual employee, the loss of a group of our key professional employees could have a material adverse effect on our business, financial condition or results of operations. We believe our future success will also depend in large part upon our ability to attract and retain highly skilled managerial, sales and marketing and other personnel. Competition for such personnel nationwide is intense, and there can be no assurance that we will be successful in attracting or retaining such personnel. If we fail to attract and retain the necessary qualified personnel our products may suffer, which could have a material adverse effect on our business, financial condition or results of operations.

Catastrophic events could lead to interruptions in our operations, which may materially adversely affect our business, financial condition or results of operations.

Our operations depend on our ability to protect our equipment and the information stored in our databases against fires, earthquakes and other natural disasters, as well as power losses, computer and telecommunications failures, technological breakdowns, unauthorized intrusions, terrorist attacks on sites where we or our clients are located, and other catastrophic events. We also depend on accessible office facilities for our employees in order for our operations to function appropriately. There is no assurance that the business continuity measures we have taken to reduce the risk of interruption in our operations caused by these events will be sufficient. Such events could have a material adverse effect on our business, financial condition or results of operations.

Although we currently estimate that the total cost of developing and implementing our business continuity measures will not have a material impact on our business, financial condition or results of operations, we cannot provide any assurance that our estimates regarding the timing and cost of implementing these measures will be accurate.

Risks Related to This Offering and Ownership of Our Class B Preferred Stock

Because holders of the shares of class A common stock will control the majority of the voting power of all classes of voting stock, you will not be able to determine the outcome of shareholder votes.

Our class A common stock will have one vote per share, and our class B preferred stock will generally have ten votes per share. Following this Offering, holders of shares of class A common stock will collectively control the majority of the combined voting power of all classes of voting stock. In addition, the holders of the class A common stock may seek to cause us to take courses of action that, in their judgment, could enhance their investment in us, but which might involve risks to holders of our class B preferred stock or adversely affect us or other investors, including you.

If equity research analysts do not publish research or reports about our business or if they issue unfavorable commentary or downgrade our class A common stock, the price of our class A common stock could decline.

The trading market for our class A common stock relies in part on the research and reports that equity research analysts publish about us and our business. The price of our stock could decline if one or more securities analysts downgrade our stock or if those analysts issue other unfavorable commentary or cease publishing reports about us or our business.

The Offering price for the class B preferred stock is arbitrary.

The Offering price for the Shareholders as noted in this document was determined arbitrarily by FullCircle based upon a number of factors.  The Offering price is based primarily on the amount of funds sought from this financing and the number of shares the Board is willing to issue in order to raise these funds.  Accordingly, there is no relationship between the Offering price and the assets, earning or book value of FullCircle, the market value of the class A common stock, or any other recognized criteria of value.  As such, the Offering price does not necessarily indicate the current value of the shares and should not be regarded as an indication of any future market price of FullCircle’s class A common stock.

The market price of our class A common stock may be volatile, which could result in substantial losses for you.

The initial public Offering price for our class B preferred stock will be one dollar ($1.00) per share. This initial public Offering price may vary from the market price of our class A common stock after the Offering. Some of the factors that may cause the market price of our class A common stock to fluctuate include:

•	fluctuations in our quarterly financial results or the quarterly financial results of companies perceived to be similar to us;

•	changes in estimates of our financial results or recommendations by securities analysts;

•	failure of any of our products to achieve or maintain market acceptance;

•	failure to produce or distribute our products;

•	changes in market valuations of similar companies;

•	success of competitive products;

•	changes in our capital structure, such as future issuances of securities or the incurrence of additional debt;

•	announcements by us or our competitors of significant products, contracts, acquisitions or strategic alliances;

•	regulatory developments in the U.S., foreign countries or both;

•	litigation involving our Company, our general industry or both;

•	additions or departures of key personnel;

•	investors’ general perception of us, including any perception of misuse of sensitive information;

•	changes in general economic, industry and market conditions; and

•	changes in regulatory and other dynamics.

In addition, if the market for stocks in our industry, or the stock market in general, experiences a loss of investor confidence, the trading price of our class A common stock could decline for reasons unrelated to our business, financial condition or results of operations. If any of the foregoing occurs, it could cause our stock price to fall and may expose us to lawsuits that, even if unsuccessful, could be costly to defend and a distraction to Management.

DILUTION

After completion of the Offering, the existing shareholders of class A common stock will own 100% of the total number of shares of class A common stock then outstanding. The purchasers of the shares offered hereby will own 100% of the total number of class B preferred shares then outstanding, for which they will have made a cash investment of in the aggregate up to $1,000,000, or $1.00 per Share.

Each share of class B preferred stock carries with it the right to convert into class A common stock of the Company at the rate of ten shares of class A common stock to one share of class B preferred stock.  The right to convert class B preferred stock into class A common stock arises upon the expiration of a period of two years following the date of their issuance.  At the time of the conversion of each share of class B preferred stock into ten shares of class A common stock, the then shareholders owning common stock will be diluted by up to 10,000,000 shares of class A common stock.

Until such time as the stock is converted to class A common stock, each share of class B preferred stock will carry with it the right to ten votes on all matters in which common stock is entitled to vote.

In addition, upon liquidation of the Company, each share of class B preferred stock will share in the proceeds of liquidation as if it had been converted to ten shares of common stock immediately prior to the liquidation.

The class B preferred stock will be paid a dividend of $.02 per share per year. Until such time as the class B preferred stock is converted to class A common stock, the class B preferred stock will not be entitled to participate in dividends declared on class A common stock.

USE OF PROCEEDS

Assuming that we sell all 1,000,000 shares of class B preferred stock, we estimate that the proceeds from this Offering will be approximately $1 million, less costs associated with this Offering, based on an assumed initial public Offering price of $1.00 per share. Proceeds from this Offering are expected to be used primarily to fund the acquisition of target insurance agencies in accordance with our business plan and to fund immediate operating capital needs of FullCircle. We anticipate that the funds will be spent as follows:

Agency mergers and expenses	35%

Retire notes	30%

New Management and staff expenses	20%

Web pages and marketing materials	5%

Operations, Call Center and Training Center	5%

Retire current operational liabilities	5%

The exact break down of the use of the proceeds received in this Offering will change depending on the number of preferred class B shares sold and as the needs of the Company changes.  Management will have broad discretion in the use of funds raised through this Offering. A discussion of our business plan and growth strategy follows.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS

Results of Operations for the Three Month Periods Ended March 31, 2008 and 2007

Revenue

Revenues during the three months ended March 31, 2008 were $32,578 with a cost of sales of $21,645 yielding a gross profit of $10,934 compared to $1,772 in revenues for the same period in 2007 with cost of sales of $705 yielding a gross profit of $1,067 for the same period in 2007

Operating expenses and selling, general and administrative costs during the current three-month period were $39.654 resulting in an operating loss of $28,720 compared to operating expenses of $38,108  for the three months ended March  31, 2007 resulting in an operating loss of $37,041 in the same period in 2007.

Interest expense for the three months ended March 31, 2008 was $11,695 resulting in a net loss from continuing operations of $40,415.  For the three months ended March 31, 2007 the Company had interest expense of  $8,742 and recognized a net loss of $45,783.

Liquidity and Capital Resources

At March 31, 2008 the Company had total assets of $373,168 compared to total assets of $378,814 at December 31, 2007.  The Company had total assets consisting of $4,422 in cash, $0 in property and equipment, and $368,746 investment in the 60,000 name database.  Total assets at December 31, 2007 consisted of $10,068 in cash, $0 in property and equipment, and $368,746 in investment in our customer database.

At March 31, 2008, the Company had $594,927 in total liabilities.  Total liabilities include $63,004 in accounts payable, $58,360 in accrued interest, $0 in accrued expenses, $115,000 in notes payable, $308,563 in notes payable to related parties and $50,000 long-term notes payable-related parties.  Total liabilities at December 31, 2007 were $564,158 which were comprised of $71,271 in accounts payable, $49,065 in accrued interest, $20,259 in accrued expenses, $115,000 in notes payable and $308,563 note payable to related parties.

Net cash used by operating activities for the three months ended March 31, 2008 was $55,646 compared to $18,987 for the same period in 2007.    During the three months ended March 31, 2008, $0 was used for investments, and $50,000 was provided by financing activities.  For the same period in 2007 $0 was used for investments and $20,000 was provided by financing activities.

As of March 31, 2008 we had no capital commitments.  We are currently focused on increasing revenues from our operations and reducing debt through converting debentures and notes payable to common stock.  We may also seek funding from unencumbered securities purchases or from lenders offering favorable terms.  No assurance can be given that we will be able to obtain the total capital necessary to fund our new business plans.  In such an event, this may have a materially adverse effect on our business, operating results and financial condition.

We are planning on applying for our preferred class B share Offering at the completion of this filing.  No assurance can be given that we will be successful with this Offering.

We require additional capital to supplement our anticipated revenues and fund our continuing operations. We have relied upon advances from officers and shareholders and we have issued stock to finance our operations to this point.

FullCircle currently owes $358,563 in notes payable to related parties, and other notes payable of $115,000. Our auditors have expressed concern that the Company has experienced losses from operations and negative cash flows from operations since inception. We have negative working capital and a capital deficiency at March 31, 2008. These conditions raise substantial doubt about our ability to continue as a going concern.

Late in 2007 and early in 2008 insurance sales revenue began to come in as a result of our transition into the insurance business.  The accounting process; revenue recognition, cost of sales, gross profit and operating expenses will fluctuate as we continue to evolve as an insurance agency.

We have expended considerable time and expenses working life insurance policies and group health insurance policies that should begin to show additional revenues later in 2008.

Results of Operations for Years ending December 31, 2007 and 2006

Revenue

Revenues during the twelve months ended December 31, 2007 were $67,303 with cost of sales of $46,319 yielding a gross profit of $20,984 compared to $25,067 in revenues for the same period in 2006 with a cost of sales of $9,007 and a gross profit of $16,060.

Operating expenses and other costs during the twelve-month period ending December 31, 2007 were $108,706 resulting in an operating loss of $87,722 compared to the operating expenses of $362,606 for the twelve months ending December 31, 2006 with an operating loss of $346,546.

Interest expense for the twelve months ending December 31, 2007 was $38,194 resulting in a net loss from continuing operations of $81,797.  By comparison, interest expense for the twelve months ending December 31, 2006 was $22,423 resulting in a net loss from continuing operations of $339,955.

Late in 2007 Insurance sales revenue began to come in as a result of our transition into the insurance business.  The accounting process; revenue recognition, cost of sales, gross profit and operating expenses will fluctuate as we continue to evolve as an insurance agency.

We have expended considerable time and expenses working life insurance policies and group health insurance policies that should begin to show revenues in 2008.

Liquidity and Capital Resources

As of December 31, 2007, the Company had assets in the amount of $378,814, compared to assets in the amount of $330,431 at December 31, 2006.

On December 31, 2007, the Company had current assets consisting of $10,068 in cash, and $368,746 in a customer database that was assigned to us from AMPOII, Inc.

Total assets as of year-end December 31, 2006 consisted of $573 in cash, $11,112 in property and equipment, and $318,746 in investment in AMPO II.

On December 31, 2007, the Company had $564,158 in total liabilities.  Current liabilities included $71,270 in accounts payable, $49,065 in accrued interest, $20,259 in accrued expenses, and $423,563 in current note payable liabilities.  Current note payable liabilities include $115,000 in notes payable, and $308,563 in notes payable to related parties.

By comparison, on December 31, 2006 the Company had $480,814 in total liabilities. On December 31, 2006 liabilities included $102,687 in accounts payable, $31,417 in accrued interest, $78,571 in accrued expenses, and $268,139 in current note payable liabilities. December 31, 2006 liabilities included $165,176 in notes payable, $102,963 in notes payable to a related party.

Net cash used by operating activities for the twelve-month period ending December 31, 2007 was $125,929 compared to $55,226 used in the twelve-month period ending December 31, 2006.  During the twelve-month period ending December 31, 2007, $0 was used by investing activities, and $135,424 was provided by financing activities.  For the same period in 2006, $80,176 was provided by financing activities, and $43,621 was used by investing activities.

During the twelve month period ending December 31, 2007, in an effort to secure additional operating capital, and to pay down accounts payable and notes payable, the Company borrowed $185,600, represented by promissory note agreements from major stockholders of the Company.  Each Note, together with interest accrued thereon at the rate of ten percent (10%) per annum, shall become due and payable in one lump sum on their anniversary dates in 2008 or 2009. The Notes were issued pursuant to an exemption from registration under Regulation S of the Securities Act of 1933, as amended.  In addition two notes were issued to new investors on February 13, 2007 for $20,000 and were immediately converted into shares.

During the twelve month period ending December 31, 2007 the $10,000 balance of a $20,000 note written in 2006 was converted into shares and a note for $50,176 written on February 17, 2006, plus interest of $7,145 was paid.

From February 2003 through April 2003, the Company conducted a private placement of $600,000 in convertible debentures and warrants to buy 1,800,000 shares of the Company’s common stock.  The debentures bear interest at 12% and mature one year from the date of issuance.  The debentures may be converted for either $0.75 per share or 50% of the average three lowest trading prices for our common stock during the 20 trading days before the conversion date, whichever is lower.  The warrants are exercisable until seven years from the date of issuance at a purchase price of $0.075.  In addition, the exercise price of the warrants will be adjusted in the event we issue common stock at a price below market, with the exception of any securities issued as of the date of the warrant.  The full principal amount of the convertible debentures is due upon default under the terms of convertible debentures.  The investors hold a security interest in substantially all of our assets, intellectual property and registration rights with respect to the shares underlying the debentures and warrants.

During 2003, the Company negotiated to reduce these convertible debentures and warrants through issuances of common stock.  Through December 31, 2003 the Company continued to reduce notes payable, convertible debentures and associated interest.  During 2003, the Company issued stock for the conversion of debentures and related interest.  Through the twelve months ended December 31, 2004, we settled $203,015 in notes payable and $369,307 in convertible debentures through the issuance of stock.  In November 2003, the Company defaulted on the convertible debenture agreement and a new note was signed pursuant to a settlement agreement.  The balance of the new note was $345,533 at December 31, 2003 and was due in November 2004.  We settled the outstanding balance of the convertible debentures and warrants for $150,000 prior to November 2004 and have negotiated the retirement of the warrants.  They were cancelled in 2007.

Except as otherwise disclosed herein, as of December 31, 2007, the Company had no capital commitments.  We are currently focused on increasing revenues from our insurance agency operations and reducing debt through converting debentures and notes payable to common stock.  We may also seek funding from unencumbered securities purchases or from lenders offering favorable terms.  At this time, we have no contracts, agreements, or understandings for additional funding, nor can any assurance be given that we will be able to obtain this capital on acceptable terms, if at all.  In such an event, this may have a materially adverse effect on our business, operating results and financial condition.  If the need arises, we may offer a private placement or attempt to obtain funding through the use of various types of short term funding, loans or working capital financing arrangements from financial institutions and or shareholders.

Factors That May Impact Future Results

At the time of this Offering, we had insufficient cash reserves and receivables necessary to meet forecast operating requirements. In the event we are unsuccessful in our efforts to raise additional funds, we will be required to significantly reduce cash outflows and, possibly, discontinue our operations. We need to raise immediate capital to continue our operations and implement our plans to respond to competitive pressures, or otherwise to respond to unanticipated requirements. Our failure to obtain immediate financing, or inability to obtain financing on acceptable terms, could require us to limit our plans, incur indebtedness that has high rates of interest or substantial restrictive covenants, issue equity securities that will dilute your holdings, or discontinue all or a portion of our remaining operations.

The current expansion of the Company’s business demands that significant financial resources be raised to fund capital expenditures, working capital needs, debt service and the cash flow deficits expected to be generated over then next nine months by operating losses.  Current cash balances and the realization of accounts receivable will not be sufficient to fund the Company’s current business plan beyond the next three months.  Consequently, the company is pursuing this Offering in the aggregate amount of up to $1,000,000 to fund the Company’s expansion needs.

Management is currently negotiating with existing shareholders and other accredited investors in order to obtain working capital necessary to meet current and future obligations and commitments.  Management is confident that these efforts will produce financing to further the growth of the Company.  Nevertheless, there can be no assurance that the Company will be able to raise additional capital on satisfactory terms or at all.  In the event that the Company is unable to obtain capital on acceptable terms or in sufficient amounts, the impact thereof would have a material adverse impact on the Company’s business, operating results, and financial condition as well as its ability to service debt requirements.  The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Critical Accounting Policies and Estimates

The Company’s discussion and analysis of its financial condition and results of operations are based upon its financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States.  The preparation of these financial statements may have required the Company to make estimates and judgments that affect the reported amounts of assets and liabilities, revenues and expenses and related disclosures.  On an ongoing basis, the Company evaluates estimates, including those related to bad debts, inventories, fixed assets, income taxes, contingencies and litigation.  The Company bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis of the Company’s judgments on the carrying value of assets and liabilities.  Actual results may differ from these estimates under different assumptions or conditions.

DETERMINATION OF VALUE OF CLASS B PREFERRED STOCK

The Offering price for the Shareholders as noted in this document was determined arbitrarily by FullCircle based upon a number of factors.  The Offering price is based primarily on the amount of funds sought from this financing and the number of shares the Board is willing to issue in order to raise these funds.  Accordingly, there is no relationship between the Offering price and the assets, earning or book value of FullCircle, the market value of the class A common stock, or any other recognized criteria of value.  As such, the Offering price does not necessarily indicate the current value of the shares and should not be regarded as an indication of any future market price of FullCircle’s class A common stock.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our class A common stock is listed on the Over the Counter Bulletin Board under the Symbol “FLCR.”  However, there is currently no regular trading market or trading in the Company’s stock, and we cannot give an assurance that such a market will develop.  Our class B preferred stock will not be traded on any exchange and, therefore, will not have a symbol.

The following table sets forth the high and low bid quotations per share of our common stock for the periods indicated.

	High	Low	Quarter End Close
2008
First Quarter	.05	.02	.05
Second Quarter (as of June 11, 2008)	.05	.025	.05

2007
First Quarter	.02	.009	.017
Second Quarter	.045	.011	.043
Third Quarter	.08	.03	.06
Fourth Quarter	.06	.02	.05

2006
First Quarter	.06	.017	.03
Second Quarter	.07	.023	.035
Third Quarter	.035	.01	.012
Fourth Quarter	.03	.01	.014

The above quotations are as reported at www.aolfinance.com. These quotations do not represent actual transactions.

Transfer Agent

Our transfer agent is Interwest Transfer Co., Inc.  It is located at 1981 Murray Holladay Road, Suite 100, Salt Lake City, Utah 84117. The phone number is (801) 272-9294

DIVIDEND POLICY

Our class B preferred shares will yield a dividend of $.02 per share.  Dividends on preferred class B stock will be paid annually following the yearly anniversary date of the issuance of such shares.

We anticipate that our Company’s future earnings, if any, will be retained to finance our growth and that we will not pay cash dividends on class A common stock for the foreseeable future.

OUR BUSINESS

History

Our initial business began in 2000, with the formation of FullCircle Registry, Inc.  We were initially a technology-based business that provided emergency document and information retrieval services.  Our service included, providing customers with secure storage and immediate access to their critical medical records, legal documents (living wills, powers of attorney, “do not resuscitate” orders, etc.), and emergency contact information.  The system was designed to allow medical personnel to quickly obtain critical information.  We provided these services directly to subscribers and through strategic alliances with health care providers.

In December 2006, our Directors unanimously consented that the Company should become an insurance agency. An application for a business entity license was submitted to the Department of Insurance in the Commonwealth of Kentucky. On February 27, 2007, a business entity license for Life and Health was issued to the Company. After March 1, 2007, appointment applications were submitted to various carriers and brokerage agencies.

Our Growth  Strategy

Independent Insurance Agency Acquisitions

Norman L. Frohreich, President and CEO, has been retained to formulate and direct the expansion of the new insurance business model and the growth of FullCircle Registry, Inc.  It is Mr. Frohreich’s vision to emulate the H&R Block and Edward Jones business models and launch an insurance agency merger plan in rural America. Thus, we plan to expand the business model to include markets outside the greater Louisville area.

It is our plan to acquire, or otherwise merge with, small insurance agencies with a five-year exit plan as well as offer shares of FullCircle Registry, Inc. to these agency owners to give them the ability to exit their business with the potential to meet or exceed the value of their business and participate financially in the growth of the company.

The target model for an insurance agency acquisition is:

1.

Agency in a town with a population less than 40,000.

2.

Agency that has gross revenues of $50,000 to $150,000.

3.

Agency owner that is over the age of 55.

Our research suggests that these smaller agencies are not targets for acquisition by larger companies, and, therefore, their individual owners have limited options for an exit strategy.

We are planning on moving cautiously initially. We have only 10 agencies targeted for purchase during the first six months after funding is available. We will need ample time to develop the infrastructure and to train the individuals to manage these agencies once acquired. We expect that some of the owners will continue to work and will phase out over time; others will want to exit immediately. We will have to be flexible to move as needed as each situation emerges.

We have several strong licensed insurance industry veterans available to provide the training and leadership for this task.  Initially we expect to operate in just a five state area: Kentucky, Indiana, Illinois, Ohio and Tennessee. Once the model is developed and operating, we expect to move into other regional offices so that we can service these agencies from a close proximity. We believe we can operate up to 25 agencies per regional office.

Once the Agencies are acquired, we will begin the process of adding our products to their portfolios and services. We expect to receive additional income from our other core products. With our additional products, we expect to double the gross revenue with each new agency when the training is completed and new products are installed. In addition to the standard commissions, we will begin to experience higher commission rates because we will receive higher performance payout levels with each of our partner insurance companies.

For example, each insurance company provides higher compensation levels when higher policy revenue is achieved. At that point, we can afford to continue to pay generous amounts to individual agents and receive exceptional revenue on the difference.

Compensation for the sales people in the agencies will be on a commission basis with the exception of clerical help, if needed. Preferably, we hope to find agents who can manage their own clerical functions.  Incentives will be provided for each agency manager to improve the revenues and net profits. Compensation will also be provided for the overall performance of each profit center.

We expect to receive assistance from our major insurance company partners—many have already indicated they are aware of agent-owners who are looking for exit strategies. Research shows that the average age of the owners of the independent insurance agencies in our country is 53 years old.   Our information suggests that over 20% of the agencies nationally (over 125,000 agency owners) have no exit plan.  Like other businesses, the independent insurance agents of rural America are having a problem “selling” their books of business.  Many major insurance companies are beginning to acquire larger agencies but the smaller rural agencies are being passed over.  Our goal is to merge with hundreds of these agencies over the next several years.  We have been in contact with a number of agencies that are looking for an exit plan.

It is interesting to note that as large banks continue to acquire small rural banks, brand new small banks emerge and grow rapidly. When financial needs are at issue, the personal relationships continue to drive business in rural America. People like to trust their financial matters with those who they see at the local high school ball games, their local Chamber of Commerce meetings or the Rotary club meetings.

We believe we are well positioned for significant growth and have a multi-faceted growth strategy that builds on our new client relationships, insurance products, brands and integral role in the insurance process. The number, diversity and sophistication of the insurance products available in the insurance marketplace have grown significantly in recent years. Our clients increasingly require sophisticated insurance planning services such as ours to support their complex needs.

We are developing our plans and infrastructure for our new agencies.  Initial plans for our FullCircle wheel of products and services that are in development are; ENC, Prescriptions, Life insurance, Health insurance (Group and Individual), Auto and Home insurance, and Medical Record Storage.  We have identified and engaged talent with expertise in all areas except Auto and Home Insurance. As our name, “FullCircle,” implies, we intend to become a full service, one-stop shop for all insurance and financial planning for our clients.

We have selected two Vice Presidents to manage our Agency acquisition and Agency management functions.

Summary of Growth Strategy

The principal elements of our growth strategy are:

•	Client Growth:

•

Increase products and services within our current client base. Many of our clients have received little or no insurance planning, and we believe there are substantial opportunities to cross sell our services.

•

Expand client base. We plan to add new clients by leveraging our experience, brand strength, our insurance products, and our strong knowledge of insurance process.   In addition, we plan to expand our client base through the acquisition of independent insurance agencies in locations where we currently have limited or no access.

•

Expand national presence. We intend to leverage our brands, reputation and products to expand and gain more clients in selected markets in which we currently have a limited presence. There are now less barriers to providing insurance products crossing state lines, therefore allowing us to expand rapidly.

•	Product Growth: As our name, “FullCircle,” implies, we intend to become a full service, one-stop shop for all insurance and financial planning for our clients.

•

New product Offerings and enhancements. In order to enhance our leadership position, we plan to expand our product base and enhance existing products. We maintain an active dialogue with our clients in order to understand their needs and with our insurance partners to anticipate market developments.

•

Expand our presence across all asset classes. We believe our well-established reputation and client base in the equity area as well as our experienced staff provide us with a strong foundation to become a leading provider of insurance products.

•

Growth Through Acquisitions. We intend to actively seek to acquire independent insurance agencies that will enhance, complement or expand our client base, as well as increase our ability to provide quality insurance offerings to our clients.

Competitive Advantages

We believe our competitive advantages include the following:

•

Strong brand recognition. We are currently appointed with Shaw American, which is a large brokerage-clearing house for Life Insurance Carriers. Our agents will be able to quote insurance proposals with all the major carriers, such as Prudential, John Hancock, AIG, and TransAmerica, just to name a few. Through the relationship with Shaw which was founded in 1964, FullCircle will be able to receive a high level of commissions while outsourcing back office support, application processing, and policy issuance follow-up and services.  In addition to Shaw American, we have negotiated and qualified for a Managing Special Representative (MSR) contract with AIG.  This MSR contract allows us to market products and services that are normally only available to captive AIG agents and employees.   This is significant due to the fact that we will be able to market some of the finest financial services, receive high levels of commissions and bonuses while maintaining the independence to shop for our clients’ needs in the marketplace.

•

Strong client relationships and deep understanding of their needs. Insurance is a hands-on service where clients prefer to know their service providers personally.  Our approach to client development, dedication to client support, and range of products have helped us build strong relationships with our clients. We believe the skills, knowledge and experience of our Management enable us to develop and enhance our methodologies in accordance with client demands and needs.

•

Competition in the insurance marketplace. Neither the Company nor its Directors have found anything like our business model currently being offered in the insurance marketplace.  Thus, it is unlikely that competition will immediately come from within the insurance industry.

•

Opportunity for quick growth through mergers and acquisitions. By acquiring trusted insurance agencies in rural America, Management believes that the Company can quickly grow its business to be a major insurance agency. It is anticipated that our acquisition of only a small portion of Kentucky’s rural insurance market share will make the Company immediately profitable.

•

Availability of insurance products.  We are currently able to market insurance products that are available in most major insurance markets throughout the United States of America. As our size increases, we anticipate that we will be able to further expand our product offerings.

•

Highly skilled employees. Through our agency acquisition process, we will be targeting highly skilled, highly technical and, in some instances, highly specialized individuals who will bring a wealth of knowledge and experience to our Company.

•

Extensive historical databases. We believe our substantial and valuable databases of proprietary client information, together with the databases of each agency we acquire, are valuable and would be difficult and costly for another party to replicate. Such data is a critical component of our success. Specifically, having access to a tested prescription client database will provide warm prospects which could be a critical component to the growth of our client base.

Other Business Opportunities

Insurance Products

One significant aspect of our new focus and direction is our ability to generate new prospects and clients. One immediate opportunity is the marketing insurance products to existing clients of a Louisville area attorney who is also a licensed insurance agent.  We expect to partner up with other local attorneys to expand this product offering.  Phase one of this plan is currently in motion and new revenue has occurred.

We will continue to recruit independent licensed agents.  We feel that we have a very unique recruiting proposition when it comes to obtaining quality agents for the company.  We will be able to offer attractive commission rates while giving the agent the opportunity for ownership in the company through a company stock incentive plan. This ownership by the agent will also help serve as retention tool in an industry where turnover is the norm.

Prescription Services

We believe that the time has come to seriously treat the Prescription Services business as a total international fulfillment process.  In the recent years this has been a subject of dialogue with our politicians but the “fear of safe drugs” has been the topic of many media events.  Many of our drugs are now manufactured outside the United States today.  Because of the large disparity in the price of prescription drugs we believe that the pharmaceutical industry will soon “catch up” with all other industries that are marketing and manufacturing products internationally.  As incomes rise internationally, so will the markets for U.S. Pharmaceutical companies products which will help drive prices down.

Shoes, clothing, automobiles, food, appliances, etc. are all of international supply and marketing scope today.  The pharmaceutical industry is lagging behind.  We expect that this will provide a great opportunity for us to develop a new vehicle to aggressively market prescription drugs with a company specific soft card.  Several states are now leading the campaign to support the re-importation of pharmaceuticals.  It is our belief that many other states will soon follow.  We wish to participate in this trend.

It is planned to utilize our 60,000 name customer database to be part of our prescription spoke in the FullCircle wheel of services.   We expect to use this tested database of previous AMPO II customers and to utilize additional media methods to attract new customers for our prescription services.

Also, being mindful of the billions of dollars that were spent on gift cards in the Christmas season last year we believe that there is a place for a prescription specific gift card.  Our soft card agreement and our arrangements with an international prescription fulfillment center will be the vehicle used to expand into that market.

We are currently in the “final” stages of re-negotiating our agreement with a large Pharmacy that can deliver U.S. prescription products and can also offer re-import FDA approved drug prescription services as well at highly reduced rates.  Our clientele will have the option to select prescription services from one company with very competitive international rates.  Current pricing provides savings of up to 40% on many name brand prescription drugs.

The prescription services will also be made available to the new Insurance Agencies that join our company.  This will provide a new personalized service for their existing books of business.

We have signed an agreement with a new soft card company to provide the financial vehicle for our FullCircle Prescription Services.  We expect to be in a position to announce our beta testing plans and the complete FullCircle Prescription Services plans during the June quarter.

With the anticipated funding, the new FullCircle Prescription Service web page will be launched.

Emergency Notification Company

The ENC product is operational and poised for growth.  This product’s web page will also be updated with the availability of the new funding.

Not only is this product an integral part of our new ventures, it provides a valuable security for our customers. Each purchaser of the ENC product provides names and addresses of friends and family to be contacted in case of emergency, and in turn, these names provide a prospective customer database for our other products and services.  Our call center is current and has been kept active since inception.

As a lead generation tool it will be provided to all of our existing customers at significantly reduced costs.  We will also provide this service to our new agencies books of business customers.

Medical Records Storage and Retrieval services

The on-line vault server for Medical Record Storage is being upgraded to Web 2.0 standards for productivity and security.

We believe that our Medical Records Storage original core business was ahead of its time.  Now that politicians are continuing to emphasize this very important service and the fact that Google has announced it is entering the storage business with an agreement with the Cleveland Clinic, we believe the timing is right to offer these services as a stand alone product or bundled with our other products. Medical record storage upgrades are expected to be operational in the June Quarter.

Web page development

We have begun the foundation development of our new web page direction.  Essentially we will have new web page, although currently a basic foundation, it has been developed with the latest Web 2.0 standards for functionality and expandability. dmcdon.com is our web service provider which is managed by Dennis McDonough our IT services manager.  It is poised and ready to incorporate our new message when funding is available.

Our web portal will be the foundation providing integral system access to our new agencies, life insurance products, Medicare products, Emergency Notification products, FullCircle Prescription Services, Medical Records storage services, and other spokes in our wheel of FullCircle Services as they are developed.  This is flexible and dynamic technology that will provide a highly secure internet portal for all FullCircle partners to use.  The design and tools being included will enhance our information flow, communications and productivity.

Mr. McDonough provides a strong resume of credentials. Articles by Dennis McDonough include subjects of Internet Marketing, Search Engine Optimization, and Website Design.  His articles have appeared on line and in printed publications including: Auto Success Magazine, Club Solutions Magazine, and now Recruiting and Staffing Solutions Magazine.

More information about Dennis McDonough is available on his web site:  www.dmcdon.com  ” At dmcdon.com we do a lot of specialized website design and application development work. Currently dmcdon.com's team is creating some exciting website e-commerce projects. These projects are not just web pages, but are examples of data portals for exchanging information from inside a company, with it's customers and vendors — true Internet Integration.”

VoIP Telephone Services and New Equipment

FullCircle Registry recently upgraded to a full Voice Over Internet Protocol (VoIP) telephone service for increased user efficiency and productivity.  The VoIP system has already shown significant cost savings.

Our office has begun to install new computer equipment, applications and operating systems.  These will provide optimal capabilities for information exchange between our current in house systems, and our online systems.  We are installing new software applications to maintain our server and database communications in the most secure environment possible.

INDUSTRY OVERVIEW AND COMPETITION

Industry Growth

We will initially be marketing and selling insurance products in Louisville, Kentucky and in rural markets across the Commonwealth of Kentucky, Tennessee, Indiana, Ohio and Illinois.

Market research conducted by our Management and Directors indicates that the uniqueness of our business model will create new business opportunities in the insurance industry.  Research shows that the average age of the owners of the independent insurance agencies in our country is 52 years old.  According to ISU (an independent insurance agency network), there are 639,700 independent agencies nationally.  Small agencies in the United States are the core of the insurance business. Many major insurance companies are beginning to acquire larger agencies but the smaller rural agencies are being passed over. Small agency proprietors have limited access to an exit strategy as they approach retirement age.

By purchasing trusted insurance agencies in rural America, Management believes that FullCircle can quickly grow its business to be a major insurance agency. It is anticipated that our acquisition of only a small portion of Kentucky’s rural insurance market share will make us very profitable.

Once we have established the profitability of its business model through mergers in the five state region described above, we will begin to look into sales in other markets.

Competition

Neither FullCircle nor its Directors have found anything like the business model described herein currently being offered in the insurance marketplace.  Thus, it is unlikely that competition will immediately come from within the insurance industry.

A more likely scenario might be attempts at repetition or copying of our business model.  It may be possible for a competitor to come out with something that makes the Company less viable in a particular category.  But, considering the size of the overall insurance market and the numerous insurance agencies available for acquisition throughout the United States, there is no indication that significant competitive threats are on the immediate horizon.

OUR MANAGEMENT

Directors, Executive Officers and Key Employees

Our Directors, executive officers and key employees are listed below (also collectively referred to herein as “Management”).  The number of Directors is determined by our Board of Directors.  All Directors hold office until the next annual meeting of the Board or until their successors have been duly elected and qualified.  Officers are elected by the Board of Directors and their terms of office are, except to the extent governed by employment contract, at the discretion of the Board.

Name	Position
Norman L. Frohreich	President & CEO
Trent Oakley	Executive Vice President
William M. Jackson	Vice President Agency Management
Jimm Axline	Vice President Agency Acquisitions
Isaac Boutwell	Member of the Board of Directors
David Allen	Member of the Board of Directors

Norman L. Frohreich, President and CEO.

Mr. Frohreich is currently the President and Chief Executive Officer of FullCircle.  Mr. Frohreich is also President of Norlander Information Services, Inc. and operates his own consulting firm providing services to the business community.  He has participated in start-up or turn-around assignments with many companies in the past 35 years. Mr. Frohreich holds a degree in Economics from Purdue University with emphasis in financial management, and brings a wealth of experience to FullCircle

Trent Oakley, Executive Vice President.

Until December 6, 2007, Mr. Oakley was President and Chief Executive Officer of FullCircle.  Mr. Oakley has also served as Chief Financial Officer of the Company in the past. Mr. Oakley brings a wealth of experience to the position of Executive Vice President.  Prior to joining FullCircle, Mr. Oakley was a marketing representative and sales manager for twenty-three years, contracting his services with various insurance companies, including TransAmerica Life, John Hancock Financial Services and Prudential Financial Services.  Mr. Oakley has also completed the General Agency Management Course, which is the industry standard for insurance agency management.

Mr. Oakley previously served as President and CEO of AMPO II, Inc. (American Medical Pharmaceutical Outlet II). AMPO helps indigent individuals obtain their medications free from pharmaceutical companies.  In addition, Mr. Oakley serves as Executive Director for the National Association for the Terminally Ill (NATI). NATI is a non-profit organization that offers financial assistance to terminally ill people who have less than two years to live.

William M. Jackson, Vice President Agency Management.

Mr. Jackson has been an independent insurance agent since 1986. Most of his experience has been with life and health products.  Mr. Jackson has also focused on Group and Employee benefits to include Life, Health, Dental, Vision, and Disability for both fully-insured and self-funded programs. Bill also deals with Commercial policies to include General Liability, Property and Workman’s Comp.   Mr. Jackson has many years of experience in upper management as a Vice President of Manufacturing, Chief Engineer and Plant Manager from 1968 - 1986.  Mr. Jackson holds a Bachelors of Science Degree in Industrial Engineering from Memphis State University.  Mr. Jackson served our country in the Air Force as a captain during the Vietnam Conflict.

Jimm Axline, Vice President Agency Acquisitions.

Mr. Axline is responsible for the sourcing and analysis of agencies looking for an exit plan, for sale, or that may prefer to merge with FullCircle to have access to a broader base of insurance products.

Mr. Axline is a retired insurance executive with 35 years experience with Sammons Group of Dallas, Texas. He was primarily focused in the area of estate planning.  Mr. Axline is a graduate of Marion College with a Bachelor of Science Degree in Business Administration. His postgraduate education includes coursework in psychology and business law, which were completed at Ohio State University. He also holds an American Management Associate Degree, as well as LUTCF, RHU & CLU credentials.  Mr. Axline is the founder of the National Association for the Terminally Ill, formed in 1997.  He was the co-founder of AMPO II, Inc., a for profit company spun out of NATI.

Mr. Axline brings to FullCircle an expansive networking capability.  Through his work at Sammons Group, Mr. Axline has had working relationships with hundreds of independent insurance agencies nationally.

Isaac Boutwell, Director.

Mr. Boutwell is a retired United States Marine Corp Colonel and pilot.  Mr. Boutwell owns several multi-million dollar businesses.  Mr. Boutwell is also a Director of Republic Theater Group, which owns several multi-screen movie theaters.  Mr. Boutwell has been a FullCircle Director for several years and has held the positions of CEO and Chairman in the past.

David Allen, Director.

Mr. Allen is a small business owner and entrepreneur and has been a Director of FullCircle for several years.

COMPENSATION OF OFFICERS AND DIRECTORS

The Directors receive no compensation for their services.  The following table lists the compensation received by our former and current Officers for 2007 and 2006

Name	Position	Year	Salary	Stock	Other	Total

Isaac Boutwell	Chairman	2007	0	0	0	0

Isaac Boutwell	Director	2006	0	0	0	0

Norman Frohreich	CEO/CFO/Dir	2007	0	0	0	0

Trent Oakley	CEO/CFO	2007	30,000	5,200*	22,426.45**	57,626.45

Trent Oakley	CEO/CFO	2006	27,500	5,800*	0	33,300.00

* Trent Oakley was compensated with 160,000 restricted shares of common stock in 2007 and 240,000 restricted shares of stock in 2006.  The value of the shares is the closing price of the stock on the day they were issued.

** Trent Oakley received commissions on his insurance sales in 2007.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS.

The following table sets forth as of June 11, 2008, the name and shareholdings of each person known to us that either directly or beneficially holds more than 5% of our 71,696,906 issued and outstanding shares of common stock, par value $.001.  The table also lists the name and shareholdings of each director and of all officers and directors as a group.  Except as otherwise indicated, the persons named in the table have sole voting and dispositive power with respect to all shares beneficially owned, subject to community property laws where applicable.

		Number of Shares
Name and Address	Title of Class	Beneficially Owned	% of Shares

Isaac Boutwell (1)(3)	Common	10,199,835	14.23%

Alec Stone (5)	Common	4,581,579	6.39%

Norman Frohreich (1)(2)(6)	Common	2,931,240	4.08%

Trent Oakley (2)	Common	1,261,672	1.75%

David E. Allen (1)	Common	102,967	0.14%

All Executive Officers,	Common	19,077,313	26.60%
Directors and major
Shareholders as a group
(5persons)

(1)  Director

(2)  Officer

(3)  Includes 390,000 shares attributable to Isaac Boutwell’s family members

(4)  Includes 1,703 shares attributable to Trent Oakley’s family members

(5)  Stockholder with over 5% of the outstanding shares

(6)  Includes 2,798,940 shares attributable to family members of Norman Frohreich.

Employees

In addition to management, the Company currently has five full-time independent contractors and six independent sales representatives.

UNREGISTERED SALES OF EQUITY SECURITIES AND USE OF PROCEEDS.

Unless otherwise noted, the following shares were issued to an accredited investor in a private transaction exempt under Rule 506 of Regulation D promulgated under Section 4(2) of the Securities Act of 1933, as amended.

During the three month period ending March 31, 2008, in an effort to secure additional operating capital, and to pay down accounts payable and notes payable, the Company borrowed $50,000, with a Promissory Note from a major stockholder of the Company.  This Note, together with interest accrued thereon at the rate of two percent (2%) per annum, shall become due and payable in one lump sum on December 31, 2010. The Note was issued pursuant to an exemption from registration under Regulation S of the Securities Act of 1933, as amended.

Subsequent to the March quarter 2008, in April, another Promissory Note for $50,000 was issued to another accredited major stockholder, also with a 2% yield payable on December 31, 2010.   The company currently has commitments for additional Promissory Notes.

In January 2008 100,000 shares were issued for services at the rate of .04 per share.

In February 2007, the Company issued 2,000,000 shares of common stock at $0.01 per share.  Also in February the Company issued 123,452 shares of common stock valued at $0.01 per share for services.  In March 2007, the Company issued 269,000 shares of common stock valued at $0.01 per share for services.

LEGAL PROCEEDINGS.

The Company’s attorney was notified on May 15, 2008 that FullCircle Registry had been named in a lawsuit against AMPOII, LLC.  The Company and its counsel are looking into the merits of the plaintiffs’ claims and the possibility of filing a motion to dismiss this case.  Clarification of the nature of the claims as well as the dollar amount of the damages has been requested of the plaintiff by FullCircle’s counsel.  Damages were unspecified in the plaintiffs’ Complaint.

LEGAL MATTERS

The validity of our class B preferred stock offered hereby will be passed upon by the law firm of Lynch, Cox, Gilman & Mahan, PSC.  Lynch, Cox, Gilman & Mahan, PSC is acting as our legal counsel in this Offering.

EXPERTS

The audited financial statements of FullCircle Registry, Inc. at December 31, 2007 and for each of the years in the two-year period ended December 31, 2007, have been included herein in reliance upon the report of Chisholm, Bierwolf & Nilson, LLC, independent registered public accountants, included elsewhere in this prospectus, and upon the authority of said firm as experts in accounting and auditing.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS

During the two most recent fiscal years, we have had no disagreements with Chisholm, Bierwolf & Nilson, LLC, our independent auditor, on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure.

WHERE YOU CAN FIND MORE INFORMATION

At your request, we will provide you, without charge, a copy of any exhibits to our registration statement incorporated by reference in this prospectus. If you want more information, write or call us at:

FullCircle Registry, Inc.

161 Alpine Drive

Shelbyville, Kentucky 40065

(502) 410-4500

We are subject to the informational requirements of the Securities Exchange Act of 1934 and as required by the Exchange Act we file reports, proxy statements and other information with the SEC. Reports, proxy statements and other information filed by us may be inspected and copied at the Public Reference Room, maintained by the SEC, at 100 F Street, NE, Room 1580, Washington, DC 20549. You may obtain information about the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains a website (http://www.sec.gov.) that contains additional information about us.

The following reports filed with the SEC are incorporated by reference into this Prospectus:

➢

Our annual report on Form 10-K for the year ended December 31, 2007, filed with the SEC on May 13, 2008;

➢

Our quarterly report on Form 10-Q for the three months ended March 31, 2008, filed with the SEC on May 20, 2008; and

➢

All other reports filed with the SEC pursuant to Section 13(a) or 15(d) of the Securities Exchange Act since December 31, 2007.

These reports contain important information about FullCircle Registry, Inc. and our financial condition.

FullCircle Registry, Inc.

Consolidated Financial Statements

In the opinion of management, the accompanying financial statements of FullCircle Registry, Inc. (the “Company”) have been prepared in accordance with accounting principles generally accepted in the United States of America for the periods described therein.  The financial statements reflect, in the opinion of management, all adjustments, which are of a normal and recurring nature, necessary for a fair presentation of the results for such periods.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNITNG FIRM

To the Board of Directors and Shareholders of

FullCircle Registry, Inc.

We have audited the accompanying consolidated balance sheets of FullCircle Registry, Inc. (a Nevada Corporation) as of December 31, 2007 and 2006, and the related consolidated statements of operations, stockholders’ equity and comprehensive income, and cash flows for the years then ended.  These consolidated financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the PCAOB (United States).  Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of FullCircle Registry, Inc. and subsidiaries at December 31, 2007 and 2006, and the consolidated results of its operations and cash flows for the periods then ended in conformity with, accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that FullCircle Registry, Inc. will continue as a going concern.  As discussed in Note 3 to the financial statements, FullCircle Registry, Inc. has suffered recurring losses from operations and has a net capital deficiency that raises substantial doubt about the company’s ability to continue as a going concern.  Management’s plans in regard to these matters are also described in Note 3.  The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Chisholm, Bierwolf & Nilson, LLC

Chisholm, Bierwolf & Nilson, LLC

Bountiful, Utah

May 8, 2008

FullCircle Registry, Inc.

Consolidated Balance Sheets

Assets

	March 31, 2008	December 31, 2007	December 31, 2006
	(Unaudited)	(Audited)	(Audited)

CURRENT ASSETS:
Cash	$4,422	$10,068	$573
Total Current Assets	4,422	10,068	573
PROPERTY AND EQUIPMENT, NET	-	-	11,112
OTHER ASSETS:
Customer database	368,746	368,746	318,746
Total other Assets	368,746	368,746	318,746
TOTAL ASSETS	$373,168	$378,814	$330,431

The accompanying notes are an integral part of these financial statements

FullCircle Registry, Inc.

Consolidated Balance Sheets (continued)

Liabilities and Stockholders' Deficit

	March 31, 2008	December 31, 2007	December 31, 2006
	(Unaudited)	(Audited)	(Audited)

CURRENT LIABILITIES:
Accounts Payable	$63,004	$71,270	$102,687
Accrued Interest	58,360	49,065	31,417
Accrued Expenses	-	20,259	78,571
Notes Payable	115,000	115,000	165,176
Notes Payable-related party	308,563	308,563	102,963
Total Current Liabilities	544,927	564,158	480,814
LONG TERM LIABILITIES:
Notes Payable-related party	50,000	-	-
Total Long Term Liabilities	50,000	-	-
TOTAL LIABILITIES	594,927	564,158	480,814

STOCKHOLDERS' (DEFICIT):
Preferred stock, authorized 5,000,000 shares of $.001 par value, issued and outstanding 20,000	20	20	20

Common stock, authorized 200,000,000 shares of $.001 par value, issued and outstanding 71,796,906 and 71,696,906 shares, respectively	71,798	71,698	83,340

Additional paid in Capital	6,839,617	6,835,717	6,777,239
Accumulated (deficit)	(7,133,194)	(7,092,779)	(7,010,982)
Total Stockholders' (Deficit)	(221,759)	(185,344)	(150,383)
TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT	$373,168	$378,814	$330,431

The accompanying notes are an integral part of these financial statements

FullCircle Registry, Inc.

Consolidated Statements of Operations

	For the Three Months Ended March 31, (Unaudited)		For the Twelve Months Ended December 31, (Audited)
	2008	2007	2007	2006
Revenues	$32,578	$1,772	$67,303	$25,067
Cost of Sales	21,645	705	46,319	9,007
Gross Profit	10,934	1,067	20,984	16,060

Operating Expenses
Selling, General & Administrative	39,654	38,108	108,706	362,606
Total Operating Expenses	39,654	38,108	108,706	362,606
Operating Income (Loss)	(28,720)	(37,041)	(87,722)	346,546

Other Income (Expense)
Gain on Settlement of accounts payable	-	-	22,144	40,085
Income from Settlement of Litigation	-	-	21,975	-
Bad Debt Expense	-	-	-	(11,071)
Interest Expense	(11,695)	(8,742)	(38,194)	(22,423)
Total Other Income (Expense)	(11,695)	(8,742)	5,925	6,591

Net Income (Loss) from Continuing
Operations before income tax.	(40,415)	(45,783)	(81,797)	(339,955)
Income Tax Expense	-	-	-	-
Net (Loss)	$(40,415)	$(45,783)	$(81,797)	$(339,955)
Net basic and fully diluted earnings per share: (Loss)	$0	$0	$0	$0

Weighted Average Shares Outstanding	71,746,906	85,732,320	84,395,983	83,339,868

SUPPLEMENTAL CASH FLOW INFORMATION
Cash Paid For:
Interest	$-	$-	$19,344	$4,267
Income Taxes	$-	$-	$-	$-

Non-Cash Transactions:
Stock issued for noted payable and related accrued interest.	$-	$-	$30,000	$173,998
Stock issued for services.	$-	$-	$16,835	$185,538

The accompanying notes are an integral part of these consolidated financial statements.

FullCircle Registry, Inc.

Consolidated Statements of Cash flow

	For the Three Months Ended March 31, (Unaudited)		For the Twelve Months Ended December 31 (Audited),
	2008	2007	2007	2006
Cash Flows from Operating Activities
Net Income (Loss) from Continuing Operations	$(40,415)	$(45,783)	$(81,797)	$339,955
Adjustments to Reconcile Net Loss to Net Cash
Provided by Operations:
Depreciation & amortization	-	-	11,112	71,816
Stock issued for services	4,000	6,515	16,835	185,538
Stock issued for debt	-	-	-	173,998
Gain on settlement of accounts payable	-	-	(2,214)	(40,085)
Change in Assets and Liabilities
(Increase) decrease in accounts receivable	-	-	-	11,071
Increase (decrease) in accounts payable	(8,267)	(6,342)	(9)	(20,171)
Increase (decrease) in accrued interest	9,295	3,410	17,648	(18,687)
Increase (decrease) in accrued expenses	(20,259)	3,213	(58,310)	50,104
Increase (decrease) in current portion - notes payable	-	20,000	-	(128,855)
Net Cash (Used) by Operating Activities	(55,646)	(18,987)	(125,929)	(55,226)

Cash Flows from Investing Activities
Proceeds from sale of investments	-	-	-	50,279
Investment in AMPOII, Inc.	-	-	-	(93,900)
Net Cash Provided (Used) by Investing Activities	-	-	-	(43,621)

Cash Flows from Financing Activities
Proceeds from notes payable – related party	50,000	-	165,600	80,176
Proceeds from notes payable – un-related party	-	-	20,000	-
Proceeds from sale of stock.	-	20,000	-	-
Payments for notes payable to un-related party	-	-	(50,176)	-
Net Cash Provided by Financing Activities	50,000	20,000	135,424	80,176

The accompanying notes are an integral part of these financial statements

FullCircle Registry, Inc.

Consolidated Statements of Cash flow (continued)

	For the Three Months Ended March 31, (Unaudited)		For the Twelve Months Ended December 31 (Audited),
	2008	2007	2007	2006
Increase (Decrease) in Cash from Continuing Operations	(5,646)	1,013	-	-
Increase (Decrease) in Cash from Discontinued Operations	-	-	-	-
Net Increase (Decrease) in Cash	(5,646)	1,013	9,495	(18,671)
Cash and Cash Equivalents at Beginning of Period	10,068	573	573	19,244
Cash and Cash Equivalents at End of Period	$4,422	$1,586	$10,068	$573

SUPPLEMENTAL CASH FLOW INFORMATION
Cash Paid For:
Interest	$2,004	$4,267	$19,344	$4,267
Taxes	$-	$-	$-	$-
Non-Cash Transactions:
Stock issued for notes payable and related accrued interest	$-	$-	$30,000	$173,998
Stock issued for services	$4,000	$6,515	$16,835	$185,538

FullCircle Registry, Inc.

Consolidated Statements of Stockholders’ Equity (Deficit) and Comprehensive Income

For the Period January 1, 2006 through March 31, 2008

	Preferred Stock		Common Stock		Additional Paid In	Retained Earnings	Accumulated Other Comprehensive
	Shares	Amount	Shares	Amount	Capital	(Deficit)	Income
Balance, January 1, 2006	20,000	20	73,743,942	73,745	6,454,678	(6,671,027)	(67,471)
2006 stock issued for services			9,595926	9,596	322,561
Record realized gain on sale of investments							67,471
Net Income (loss) for the year ended December 31, 2006						(339,955)
Balance December 31, 2006	20,000	20	83,339,868	83,341	6,777,239	(7,010,982)	0

Stock issued for conversion of notes payable at .01 per share			2,000,000	2,000	18,000
Stock issued for conversion of notes payable at .02 per share			500000	500	9500
Stock issued for services			538,452	538	16,297
Shares returned and cancelled by shareholders			(14,681,414)	(14,681)	14,681
Net Loss for the year ended 12/31/07						(81,797)
Balance at December 31, 2007	20,000	20	71,696,906	71,698	6,835,717	(7,092,779)	0

Stock issued for services			100,000	100	3,900
Net Loss for the period ended 03/31/2008						(40,415)
Balance at March 31, 2008 (unaudited)	20,000	20	71,796,906	71,798	6,839,617	(7,133,194)	0

The accompanying notes are an integral part of these financial statements

FullCircle Registry, Inc.

For Period Ending March 31, 2008, December 31, 2007 and December 31, 2006

Notes to Consolidated Financial Statements

NOTE 1.  SIGNIFICANT ACCOUNTING POLICIES

a.  Organization

FullCircle Registry, Inc. (the Company), formerly Excel Publishing, Inc., (Excel) was incorporated on June 7, 2000 in the State of Nevada.  On April 10, 2002, the Company merged with FullCircle Registry, Inc. a private Delaware corporation (FullCircle).  Per the terms of the agreement, Excel agreed to deliver 12,000,000 shares of the Company’s common stock to the shareholders of FullCircle in exchange for 100% of FullCircle’s shares.  The merger was treated as a reverse merger with FullCircle being the accounting acquirer; therefore, all historical financial information prior to the acquisition date is that of FullCircle. Pursuant to the merger, the Company changed its name from Excel Publishing, Inc. to FullCircle Registry, Inc.

FullCircle Registry, Inc., was incorporated as WillRequest.com, Inc. under the laws of the State of Delaware on January 20, 2000.  In July 2000, the Company changed its name from WillRequest.com, Inc. to FullCircle Registry, Inc.  The Company was formed to provide a digital safe deposit box for vital medical and legal information of its customers.  The Company is currently focusing on raising capital to develop its operations

In July of 2002, the Company issued 75,000 shares of common stock to acquire 100% of the shares of Electronic Luminescent Technologies, Inc. (“ELTI”) a Florida Corporation. ELTI was in possession of a license agreement for a “Bicycle Illumination System”. Subsequent to the merger, ELTI transferred its interest in the license for 1,000,000 shares (a 10% interest) in GloTech Industries. GloTech was merged into Inter-Asia and the stock of Inter-Asia was sold in 2006 for cash to cover expenses.

On October 10, 2002, the Company issued 210,000 shares of common stock for all issued and outstanding stock of Spoken Data Technologies, a Florida corporation (SDT).  SDT is in possession of text-to-voice software technology developed by the University of New Brunswick.  The Company intends to incorporate this technology with its digital medical and legal information database.

Also on October 10, 2002, the Company issued 6,000,000 shares of common stock and a $500,000 note payable for all issued and outstanding shares of Paradigm Solutions Group, LLC. (Paradigm), a Delaware Limited Liability Company.  Paradigm promotes the HEalthier Plan, a medical reimbursement plan designed to assist employers in utilizing qualified IRS tax-free medical reimbursement programs. On July 29, 2003, the Company entered into a sales agreement for its wholly-owned subsidiary, Paradigm. Pursuant to the agreement, the 6,000,000 shares of common stock originally issued by the Company for the acquisition of Paradigm were returned to the Company and canceled.

On December 20, 2002, the Company issued 462,000 shares of common stock for all of the issued and outstanding shares of AskPhysicians.com, Inc. (APC), a Florida corporation.  APC possesses a website where the public can ask questions of a physician and receive online advice.

b.  Accounting Method & Revenue Recognition

The Company's policy is to use the accrual method of accounting to prepare and present financial statements, which conform to generally accepted accounting principles (“GAAP”). The Company recognizes income and expenses on the accrual basis of accounting. Revenue is recognized for the performance of providing goods, services, or other rights to customers. When evidenced by an arrangement of a purchase order or contract, delivery has occurred of a service, and collection of funds has occurred, revenue is recognized at that time on the records of the company.  The Company has chosen a fiscal year end of December 31.

Insurance sales, especially larger life insurance policies require considerable investment in time and expenses to convert this work into commissionable sales.  We have many policies in motion and prospects in motion but in many instances the time from the initial contact to the completion of the sale to the funding of the commission may take three to six months before revenues can be recognized.  Medical exams, underwriting reviews and policy audits are time consuming.  Once policies are approved there is a two week to four week delay in receiving funds.

FullCircle Registry, Inc.

For Period Ending March 31, 2008, December 31, 2007 and December 31, 2006

Notes to Consolidated Financial Statements

c.  Capital Structure

In accordance with Statement of Financial Accounting Standards No. 129, “Disclosure of Information about Capital Structure,” the Company’s capital structure without taking into account the Offering of class B preferred stock is as follows:

Preferred stock, authorized 5,000,000 shares of $.001 par value, issued and outstanding 20,000.  The preferred shares have no voting rights.  There is no publicly traded market for our preferred shares.

Common stock, authorized 200,000,000 shares of $.001 par value, issued and outstanding 71,696,906 on December 31, 2007 and 85,732,320 shares on December 31, 2006.  The common stock has one vote per share.  The common stock is trades on the OTCBB under the symbol FLCR.

The Company has not paid, nor declared, any dividends since its inception and does not intend to declare any such dividends in the foreseeable future. The Company's ability to pay dividends is subject to limitations imposed by Nevada law. Under Nevada law, dividends may be paid to the extent that the corporation's assets exceed its liabilities and it is able to pay its debts as they become due in the usual course of business.

d.  Earnings (Loss) Per Share

The computation of earnings per share of common stock is based on the weighted average number of shares outstanding at the date of the consolidated financial statements.

	For the Three Months Ended		For the Twelve Months Ended

	March 31,	March 31,	December 31,	December 31,
	2008	2007	2007	2006
	(unaudited)	(unaudited)
Numerator – loss	$(40,415)	$(45,783)	$(81,797)	$(339,955)

Denominator - weighted average
of shares outstanding	71,746,906	85,732,320	84,395,983	83,339,868

Loss per share	$(0.00)	$(0.00)	$(0.00)	$(0.00)

Outstanding common stock warrants of 18,000,000 have not been considered in the fully diluted loss per share calculation for the year ended December 31, 2006 due to their anti-dilutive effect.  The warrants were not included in the December 31, 2007 calculation because all warrants were cancelled during the year ended December 31, 2007.  As such, the Company had no common stock equivalents.

e.  Cash and Cash Equivalents

The Company considers all highly liquid investments with maturities of three months or less to be cash equivalents.

f.  Provision for Income Taxes

We have adopted FASB 109 to account for income taxes. We currently have no issues, which create timing differences that would mandate deferred tax expense. Net operating losses would create possible tax assets in future years, but due to the uncertainty as to the utilization of net operating loss carry forwards, a valuation allowance has been made to the extent of any tax benefit that net operating losses may generate.

No provision for income taxes has been recorded due to net operating loss carry-forwards totaling approximately $7,010,982 that may be offset against future taxable income.  These NOL carry-forwards begin to expire in the year 2020.  No tax benefit will be recorded until the Company generates taxable income.

FullCircle Registry, Inc.

For Period Ending March 31, 2008, December 31, 2007 and December 31, 2006

Notes to Consolidated Financial Statements

Deferred tax assets and the valuation account is as follows at March 31, 2008, December 31, 2007 and December 31, 2006:

	March 31,	December 31,	December 31,
	2008	2007	2006

Deferred tax asset:
NOL carryforward	$2,425,000	$2,383,000	$2,268,000

Valuation allowance	$(2,425,00)	$(2,383,000)	$(2,268,000)

Total	$-	$-	$-

The components of current income tax expense are as follows:

	March 31,	December 31	December 31,
	2008	2007	2006

Current federal tax expense	-	-	-

Current state tax expense	-	-	-

Change in NOL benefits	$42,000	$115,000	$92,000

Change in valuation allowance	(42,000)	(115,000)	(92,000)

g.  Use of Estimates in the Preparation of Consolidated Financial Statements

The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the consolidated financial statements and expenses during the reporting period.  In these Consolidated Financial Statements, assets, liabilities and expenses involve extensive reliance on management’s estimates.  Actual results could differ from those estimates.

h.  Property and Equipment

Expenditures for property and equipment and for renewals and betterments, which extend the originally estimated economic life of assets or convert the assets to a new use, are capitalized at cost.  Expenditures for maintenance, repairs and other renewals of items are charged to expense.  When items are disposed of, the cost and accumulated depreciations are eliminated from the accounts, and any gain or loss is included in the results of operations.

The provision for depreciation is calculated using the straight-line method over the estimated useful lives of the assets.  Depreciation expense for the periods ended December 31, 2007 and 2006 is $11,112 and $71,816 respectively.  Depreciation expense for the three months ended March 31, 2008 is $0.

i.  Principles of Consolidation

For the years ended March 31, 2008, December 31, 2007 and 2006, the consolidated financial statements include the books and records of FullCircle Registry, Inc., Electronic Luminescent Technologies, Inc., Spoken Data Technologies and AskPhysicians.com, Inc. All inter-company transactions and accounts have been eliminated in the consolidation. Electronic Luminescent Technologies was merged with Inter-Asia and the stock was sold in 2006.

FullCircle Registry, Inc.

For Period Ending March 31, 2008, December 31, 2007 and December 31, 2006

Notes to Consolidated Financial Statements

j.  Fair Value of Financial Instruments

Statement of Financial Accounting Standards No. 107, “Disclosures About Fair Value of Financial Instruments,” requires disclosure of the fair value of certain financial instruments. The carrying value of cash and cash equivalents, accounts receivable, accounts payable and short-term borrowings, as reflected in the balance sheets, approximate fair value because of the short-term maturity of these instruments.

k.  Concentration of Risk

Financial instruments which potentially subject the Company to concentrations of credit risk are cash and marketable securities. The Company places its cash with financial institutions deemed by management to be of high credit quality. The amount on deposit in any one institution that exceeds federally insured limits is subject to credit risk. All of the Company’s investment in marketable securities are considered “available-for-sale” and are carried at their fair value, with unrealized gains and losses (net of income taxes) that are temporary in nature recorded in accumulated other comprehensive income (loss) in the accompanying balance sheets. The fair values of the Company’s investments in marketable securities are determined based on market quotations.

l.  Long-Lived Assets

The Company has adopted Statement of Financial Accounting Standards No. 144 (“SFAS 144”). The Statement requires that long-lived assets and certain identifiable intangibles held and used by the Company be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Events relating to recoverability may include significant unfavorable changes in business conditions, recurring losses, or a forecasted inability to achieve break-even operating results over an extended period.  The Company evaluates the recoverability of long-lived assets based upon forecasted undiscounted cash flows. Should an impairment in value be indicated, the carrying value of intangible assets will be adjusted, based on estimates of future discounted cash flows resulting from the use and ultimate disposition of the asset.  SFAS No. 144 also requires assets to be disposed of be reported at the lower of the carrying amount or the fair value less costs to sell.

During the three months ended March 31, 2008 and the years ended December 31, 2007 and 2006, the Company performed an internal review of its property and equipment and determined that no impairment charge for long-lived assets was required.

m.  Investments

The Company determines the appropriate classification of its investments at the time of acquisition and reevaluates such determination at each balance sheet date. Trading securities are carried at quoted fair value, with unrealized gains and losses included in earnings. Available-for-sale securities are carried at quoted fair value, with unrealized gains and losses reported in shareholders’ equity as a component of accumulated other comprehensive income. Other investments that do not have readily determinable fair values are stated at cost and are reported in other assets. Realized gains and losses are determined using the specific identification method and are included in interest and other income.

n. New Technical Pronouncements

In December 2007, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 141(R), “Business Combinations” (“SFAS 141R”).  SFAS 141R establishes the principles and requirements for how an acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, any noncontrolling interest in the acquiree, and the goodwill acquired.  SFAS 141R also establishes disclosure requirements to enable the evaluation of the nature and financial effects of the business combination.  SFAS 141R is effective for us on January 1, 2009, and is not expected to have a material effect on our consolidated financial statements.

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements, an amendment of ARB No. 51 (“SFAS 160”).  SFAS 160 will change the accounting and reporting for minority interests, which will be recharacterized as noncontrolling interests and classified as a component of equity. This new consolidation method will significantly change the accounting for transactions with minority interest holders.  SFAS 160 is effective for us on January 1, 2009, and is not expected to have a material effect on our consolidated financial statements.

FullCircle Registry, Inc.

For Period Ending March 31, 2008, December 31, 2007 and December 31, 2006

Notes to Consolidated Financial Statements

In February 2007, the FASB issued SFAS No. 159 “The Fair Value Option for Financial Assets and Financial Liabilities, including an amendment of FASB Statement No. 115” (“SFAS 159”).  SFAS 159 permits companies to choose to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value, and establishes presentation and disclosure requirements designed to facilitate comparisons between companies that choose different measurement attributes for similar types of assets and liabilities.  SFAS 159 is effective for us on January 1, 2008, and is not expected to have a material effect on our consolidated financial statements.

In September 2006, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statements No. 87, 88, 106 and 132R” (“SFAS 158”).  SFAS 158 requires employers that sponsor defined benefit pension and postretirement plans to recognize previously unrecognized actuarial losses and prior service costs in the statement of financial position and to recognize future changes in these amounts in the year in which changes occur through comprehensive income.  As a result, the statement of financial position will reflect funded status of those plans as an asset or liability. Additionally, employers are required to measure the funded status of a plan as of the date of their year-end statements of financial position and provide additional disclosures.  SFAS 158 became effective for us on January 1, 2007, but did not have a significant effect on our consolidated financial statements.

In September 2006, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 157, “Fair Value Measurements” (“SFAS 157”), which defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles (“GAAP”), and expands disclosures about fair value measurements. Where applicable, SFAS 157 simplifies and codifies related guidance within GAAP and does not require any new fair value measurements. SFAS 159 is effective for us on January 1, 2008, and is not expected to have a material effect on our consolidated financial statements.

In June 2006, the Financial Accounting Standards Board issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes – an interpretation of FASB Statement No. 109” (“FIN 48”), which prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return.  FIN 48 also provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. FIN 48 became effective for us on January 1, 2007, but did not have a material impact on our consolidated financial statements.

In March 2006, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 156, “Accounting for Servicing of Financial Assets — an Amendment of FASB Statement No. 140 (“SFAS 156”).” This statement requires an entity to recognize a servicing asset or servicing liability each time it undertakes an obligation to service a financial asset by entering into a servicing contract in any of the following situations: a transfer of the servicer’s financial assets that meets the requirements for sale accounting; a transfer of the servicer’s financial assets to a qualifying special-purpose entity in a guaranteed mortgage securitization in which the transferor retains all of the resulting securities and classifies them as either available-for-sale securities or trading securities; or an acquisition or assumption of an obligation to service a financial asset that does not relate to financial assets of the servicer or its consolidated affiliates. The statement also requires all separately recognized servicing assets and servicing liabilities to be initially measured at fair value, if practicable, and permits an entity to choose either the amortization or fair value method for subsequent measurement of each class of servicing assets and liabilities. The statement further permits, at its initial adoption, a one-time Offering of available-for-sale securities to trading securities by entities with recognized servicing rights, without calling into question the treatment of other available-for-sale securities under Financial Accounting Standards Board Statement No. 115, provided that the available-for-sale securities are identified in some manner as offsetting the entity’s exposure to changes in fair value of servicing assets or servicing liabilities that a servicer elects to subsequently measure at fair value and requires separate presentation of servicing assets and servicing liabilities subsequently measured at fair value in the statement of financial position and additional disclosures for all separately recognized servicing assets and servicing liabilities. SFAS 156 became effective for us on January 1, 2007, but did not have a material impact on our consolidated financial statements.

FullCircle Registry, Inc.

For Period Ending March 31, 2008, December 31, 2007 and December 31, 2006

Notes to Consolidated Financial Statements

In February 2006, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 155, “Accounting for Certain Hybrid Financial Instruments – an amendment of FASB Statements No. 133 and 140” (“SFAS 155”), to (a) permit fair value re-measurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation, (b) clarify which interest-only strip and principal-only strip are not subject to the requirements of Statement 133, (c) establish a requirement to evaluate interests in securitized financial assets to identify interests that are freestanding derivatives or that are hybrid financial instruments that contain an embedded derivative requiring bifurcation, (d) clarify that concentrations of credit risk in the form of subordination are not embedded derivatives, and (e) amend Statement 140 to eliminate the prohibition on a qualifying special-purpose entity from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument. SFAS 155 became effective for us on January 1, 2007, but did not have a material impact on our consolidated financial statements.

o.  Goodwill and Other Intangible Assets

The Company accounts for  intangible assets in accordance with SFAS No. 142, “Goodwill and Other Intangible Assets”, which requires that  intangible assets that have indefinite lives not be amortized but instead be tested at least annually for impairment, or more frequently when events or a change in circumstances indicate that the asset might be impaired.  For indefinite lived intangible assets, impairment is tested by comparing the carrying value of the asset to its fair value and assessing the ongoing appropriateness of the indefinite life classification.  For definite life intangible assets, the asset is amortized on a straight-line basis over the determined useful life of the asset.  Under SFAS 142, the intangible asset is periodically analyzed for impairment.  When such impairment has been determined the amount is recorded in the Company’s statement of operations.  No impairment existed at March 31, 2008, December 31, 2007 and December 31, 2006.

NOTE 2.  FORGIVENESS OF ACCOUNTS PAYABLE AND LEGAL SETTLEMENT

On July 10, 2006, a complaint was filed by the Company against Winmar Company, Inc. as Trustee regarding an office lease agreement for premises previously housing the Company’s business at PNC Plaza, 500 West Jefferson St., 23rd Floor, Louisville, KY 40202.  The Complaint was filed in the Jefferson Circuit Court and amended on March 6, 2007, Case Number 06-CI-5994.  The complaint stipulates that Winmar over-charged the Company for the space and requests a judgment for the amount of overpayment and damages.  During 2007, the suit was completed and the court awarded the Company with judgment of $21,975.  The amount has been recognized in the statements of operations for the year ended December 31, 2007

During the year ended December 31, 2007 the Company reviewed their outstanding accounts payable listing, and through an exhaustive search and negotiations with vendors, were forgiven of some of their outstanding balances.  This resulted in a gain on forgiveness of accounts payable of $22,144 during the year.  This amount has been recorded in the Company’s statements of operations.

NOTE 3.  GOING CONCERN

The accompanying Consolidated Financial Statements have been prepared assuming that the Company will continue as a going concern.  The Company has suffered recurring losses negative working capital and is dependent upon raising capital to continue operations. The Company has incurred losses resulting in an accumulated deficit of 7,092,779 and $7,133,194 as of December 31, 2007 and March 31, 2008 respectively.

The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.  It is management’s plan to generate additional working capital by increasing revenue as a result of new sales and marketing initiatives and by raising additional capital from investors.

Management's plans with regards to these issues are as follows:

➢

Expanding revenues by purchasing, or otherwise acquiring, independent insurance agencies.

➢

Expanding revenues by finding new customers that can benefit by utilizing the Company’s information retrieval service.

➢

Using the 60,000 name prescription customer database to provide the foundation of the FullCircle Prescription Service business.

FullCircle Registry, Inc.

For Period Ending March 31, 2008, December 31, 2007 and December 31, 2006

Notes to Consolidated Financial Statements

➢

Raising new investment capital, either in the form of equity or loans, sufficient to meet the Company's operating expenses, until the revenues are sufficient to meet operating expenses on an ongoing basis.

➢

Management is continuing the process of renegotiating outstanding long and short-term obsolete debt. Presently, the Company cannot ascertain the eventual success of management's plans with any degree of certainty. No assurances can be given that the Company will be successful in raising immediate capital or that the Company will achieve profitability or positive cash flows.

NOTE 4.   NOTES PAYABLE

The Company’s notes payable obligations, both related party and unrelated, are as follows:

Notes Payable	March 31,	December 31,	December 31,
	2008	2007	2006
	(unaudited)
Note payable to various shareholders and officers bears
Interest at 8.0% per annum principal and interest due on
Demand	$70,000	$70,000	$80,000

Note payable to various shareholders and officers bears
Interest at 10.0% per annum principal and interest due on
Demand	$223,563	$223,563	$7,963

Note payable to various shareholders and officers bears
Interest at 12.0% per annum principal and interest due on
Demand	$15,000	$15,000	$15,000

Note payable to various shareholders and officers bears Interest at 2.0% per annum	$50,000	-	-

Total Notes Payable- Related Party*	358,563	$308,563	$102,963

Notes Payable – Other

Note payable to various individuals’ bears interest
At 8.0% per annum principal and interest due on Demand	$60,000	$60,000	$60,000

Note payable to various individuals’ bears interest
at12.0% per annum principal and interest due on Demand	$55,000	$55,000	$105,176

Total Notes Payable- Other	$115,000	$115,000	$165,176

Total Notes Payable-Current portion	$423,563	$423,563	$268,139
Total Notes Payable-L-T portion	50,000	0	0
Total Notes Payable (related and unrelated)	$473,563	$423,563	$268,139

There are no long-term liabilities.

➢

Included in the Notes Payable – Related party for 2007 is the assumption of the $50,000 note to Norlander Information Services, Inc., from AMPO II.

➢

Accrued interest on these notes on March 31, 2008 was $58,360, on December 31, 2007 was $49,065, and on December 31, 2006 accrued interest was $31,417.

FullCircle Registry, Inc.

For Period Ending March 31, 2008, December 31, 2007 and December 31, 2006

Notes to Consolidated Financial Statements

Future minimum principal payments on notes payable are as follows:

2008	$423,563

2009	-0-

2010	$50,000

Total Liabilities-Notes	$473,563

NOTE 5. RELATED PARTY

The Company received advances from officers and shareholders during the 2007 year for operating needs. The balance of the notes payable to related parties was $358,563 as of March 31, 2008 and $308,563 and $102,963 as of December 31, 2007 and 2006, respectively.

Our officers, directors, and shareholders made the following loans to the company during 2006, 2007 and first quarter of 2008:

Date	Affiliated Lender		Loan Amount	(Repayment)	Outstanding Balance

3/31/2008	Alec Stone (A) Stockholder		$0	$0	$67,963
(unaudited)	Isaac Boutwell, Director		$0	$0	$80,600
	Norman L. Frohreich (B)		$0	$0	$100,000
	Richard Davis, Stockholder		$0	$0	$15,000
	Peter Mangin, Stockholder		$0	$0	$25,000
	Gary Grant, Stockholder (C)	$		$(10,000)	$0
	James Hood, Stockholder		$0	$0	$20,000
	Carl Austin, Stockholder		$50,000	$(0)	50,000
	Total		$0	$(10,000)	$358,563

12/31/2007	Alec Stone (A) Stockholder		$60,000	$0	$67,963
	Isaac Boutwell, Director		$55,600	$0	$80,600
	Norman L. Frohreich (B)		$50,000	$0	$100,000
	Richard Davis, Stockholder		$0	$0	$15,000
	Peter Mangin, Stockholder		$0	$0	$25,000
	Gary Grant, Stockholder (C)	$		$(10,000)	$0
	James Hood, Stockholder		$0	$0	$20,000
	Total		$165,600	$(10,000)	$308,563

12/31/2006	Alec Stone, Director (D)		$7,963	$(44,537)	$7,963
	Isaac Boutwell, Stockholder		$25,000	$0	$25,000
	Richard Davis, Stockholder		$0	$0	$15,000
	Peter Mangin, Stockholder (E)		$0	$(25,000)	$25,000
	Gary Grant, Stockholder (F)		$20,000	$(10,000)	$10,000
	James Hood, Stockholder (G)		$30,000	$(10,000)	$20,000
	Total		$82,963	$(89,537)	$102,963

(A) On August 15, 2007 Alec Stone resigned from the board of directors and continues to serve the company as a consultant and is a shareholder holding more than 5% of the outstanding shares of the company.

FullCircle Registry, Inc.

For Period Ending March 31, 2008, December 31, 2007 and December 31, 2006

Notes to Consolidated Financial Statements

(B) Norman L. Frohreich became our President and CEO in December 2007.  Loans to the company are held in his company, Norlander Information Services, Inc.  In 2006 Norlander Information Services loaned AMPO II $50,000 to provide working capital to be used under the direction of FullCircle Registry.  In 2007 FullCircle Registry, Inc. assumed the liability for that note.

(C) In 2007 Gary Grant’s outstanding note of $10,000 was converted into shares.

(D) In 2006 Alec Stone, Director, converted $44,537 in notes into company shares.

(E) In 2006 Peter Mangin, stockholder converted $25,000 in notes into company shares.

(F) In 2006 Gary Grant, stockholder converted $10,000 in notes into company shares.

(G) In 2006 James Hood, stockholder, converted $10,000 into company shares.

In September 2005, the Company acquired a 50% interest in AMPO II. At the time of acquisition two officers and directors of the Company, Mr. Boutwell and Mr. Oakley, held small amounts of stock of AMPO II.  Trent Oakley the Company’s CFO resigned from the board at that date and became an officer and director of AMPO II, though remaining the CFO of Full Circle.

Subsequently the CEO, Mr. Boutwell resigned as the CEO of the company in January 2006 and Mr. Oakley accepted the position of CEO. In November 2006 Mr. Oakley resigned the CEO position of AMPO II.

NOTE 6. COMMITMENTS AND CONTINGENCIES

Our principal executive offices are located at 161 Alpine Drive, Shelbyville, KY 40165.  The facility consists of approximately 1,200 square feet of office space, leased for $750 per month. Our original lease expired on September 15, 2007 and due to high vacancies in the area we have elected to maintain a verbal month-to-month agreement.  We will need to find additional office space once our new plans are funded.

NOTE 7. GOODWILL/ACQUISITIONS

The Company has adopted Statement of Financial Accounting Standards (SFAS) No.  141 (SFAS 141), “Business Combinations” and No.142 (SFAS 142), “Goodwill and Other Intangible Assets”, which establishes new standards for the treatment of goodwill and other intangible assets.  SFAS 142 prescribes that amortization of goodwill will cease as of the adoption date (January 1, 2002).  Additionally, the

Company will be required to perform an impairment test on goodwill and other intangible assets annually, and whenever events and circumstances occur that might affect the carrying value of such assets.  The Company has performed an internal impairment test of goodwill and has recorded impairments as described below.

In July of 2002, the Company issued 75,000 shares of common stock valued at $117,750 to acquire 100% of the shares of Electronic Luminescent Technologies, Inc. (“ELTI”) a Florida Corporation.  As such, ELTI became a wholly owned subsidiary of the Company.  This transaction was accounted for on the purchase method of accounting using generally accepted accounting principles.  Goodwill was not recorded in this transaction and the asset was subsequently exchanged for 1,000,000 shares of GloTech stock. GloTech was merged into Inter-Asia and the stock of Inter-Asia was sold in 2006 for cash to cover expenses.

FullCircle Registry, Inc.

For Period Ending March 31, 2008, December 31, 2007 and December 31, 2006

Notes to Consolidated Financial Statements

NOTE 8. INTANGIBLE ASSETS

During September 2005, the company entered an agreement with American Medical Pharmaceutical Outlet II, Inc. (AMPO II), wherein the company would issue 1,500,000 shares of common stock and up to $150,000 over a six month period in return for a 50% interest in AMPO II. The company has accounted for the value of the shares and the cash advanced as an investment accounted for under the equity method. The company records it’s interest in the net income or loss of AMPO II through an entry to the statement of operations and an offsetting entry to the value of the investment.  The amount of funds invested in AMPO for 2006 was $93,900.  The total investment in AMPO II at the end of the year 2006 was $318,746 compared to $224,846 total amount invested at the end of the year 2005.

In 2007 the Company assumed a note payable to Norlander Information Services in the amount of $50,000, which increased the investment amount in AMPO II.  The total investment in AMPO on December 31, 2007 was $368,746.  Also during 2007, AMPOII ceased their operations and discontinued their business.  As part of the investment, the Company was transferred the exclusive rights to the AMPOII database of customers.  The Company has recorded this as an intangible asset for the amount the Company had invested in AMPOII, Inc., that will be amortized over a 5 year useful life.  The Company will also apply the guidance in SFAS No. 142, “Goodwill and Other Intangible Assets,” wherein they will perform an impairment analysis periodically to determine asset value.  At March 31, 2008, the customer database had not been put into service and, therefore has not been amortized.  Amortization will begin in early 2008.

NOTE 9. WARRANTS

The following table summarizes the changes in warrants outstanding and the related prices for the shares of the Company’s common stock issued to non-employees of the Company. These warrants were granted in lieu of cash compensation for convertible debt.

	Number of Shares	Exercise Price

Outstanding at January 1, 2006	18,000,000	$0.075
Granted	18,000,000	$0.075
Exercised	-	-
Cancelled	-	-
Outstanding at December 31, 2006	18,000,000	$0.075
Exercisable at December 31, 2006	18,000,000	$0.075

Outstanding at January 1, 2007	18,000,000	$0.075
Granted	18,000,000	$0.075
Exercised	-	-
Cancelled	(18,000,000)	$0.075
Outstanding at December 31, 2007	-	-
Exercisable at December 31, 2007	-	-

Outstanding at December 31, 2007	-	-
Granted	-	-
Exercised	-	-
Cancelled	-	-
Outstanding at March 31, 2008 (unaudited)	-	-
Exercisable at March 31, 2008 (unaudited)	-	-

NOTE 10. STOCKHOLDERS EQUITY

During the year ended December 31, 2006, the Company issued an aggregate amount 1,686,000 shares of common stock for services at $0.01 (148,000 shares) and $0.035 (1,538,000 shares).  Accordingly, $1,686 and $53,624 was recorded to common stock and additional paid-in-capital, respectively.

FullCircle Registry, Inc.

For Period Ending March 31, 2008, December 31, 2007 and December 31, 2006

Notes to Consolidated Financial Statements

During 2006, note holders of the Company converted $276,847 of their principal balance to 7,909,926 shares of the Company’s common stock.  The shares were valued at $0.035 per share.

During the year ended December 31, 2007, the Company issued an aggregate amount 2,500,000 shares of the Company’s common stock for the conversion of $30,000 in notes payable.  The shares were issued at a value of between $0.01 (2,000,000 shares) and $0.02 (500,000 shares) per share.

During 2007, the Company issued 538,452 shares of the Company’s common stock for services rendered in behalf of the Company.  Accordingly, $538 and $16,297 has been charged to common stock and additional paid-in-capital, respectively.

On August 10, 2007, Alec Stone, Chairman of the Company’s Board of Directors, and Isaac Boutwell, former CEO and current Board Member, each surrendered 50% of their personal share holdings to the Company’s treasury for no consideration.  In an effort to improve shareholder equity and stockholder confidence, these two directors and significant shareholders have surrendered 14,781,414 shares.  The shares have been returned to the Company and have been cancelled.

NOTE 11. UNAUDITED PRESENTATION

The information furnished herein for the March 31, 2008 period was taken from the books and records of the Company without audit.  However, such information reflects all normal and recurring adjustments which are necessary to properly reflect the results of the interim period presented.  The information presented in not necessarily indicative of the results from operations expected for the full fiscal year.

PART II

ITEMS NOT REQUIRED IN PROSPECTUS

Item 13.  Other Expenses of Issuance and Distribution.

 The following table sets forth an itemization of all estimated expenses, all of which we will pay, in connection with the issuance and distribution of the securities being registered hereunder:

Nature of Expense

   Amount

SEC Registration Fee

$  39.30

Accounting fees and expenses

$  _____*

Legal fees and expenses

$  _____*

Printing

$  _____*

Miscellaneous

$  _____*

Total

$  _____*

* These costs have been estimated.

Item 14.

  Indemnification of Officers and Directors.

The Nevada Revised Statutes provide that a corporation may indemnify its officers and directors against expenses actually and reasonably incurred in the event an officer or director is made a party or threatened to be made a party to an action (other than an action brought by or in the right of the corporation as discussed below) by reason of his or her official position with the corporation provided the director or officer (1) is not liable for the breach of any fiduciary duties as a director or officer involving intentional misconduct, fraud or a knowing violation of the law or (2) acted in good faith and in a manner he or she reasonably believed to be in the best interests of the corporation and, with respect to any criminal actions, had no reasonable cause to believe his or her conduct was unlawful. A corporation may indemnify its officers and directors against expenses, including amounts paid in settlement, actually and reasonably incurred in the event an officer or director is made a party or threatened to be made a party to an action by or in the right of the corporation by reason of his or her official position with the corporation, provided the director or officer (1) is not liable for the breach of any fiduciary duties as a director or officer involving intentional misconduct, fraud or a knowing violation of the laws or (2) acted in good faith and in a manner he or she reasonably believed to be in the best interests of the corporation. The Nevada Revised Statutes further provides that a corporation generally may not indemnify an officer or director if it is determined by a court that such officer or director is liable to the corporation or responsible for any amounts paid to the corporation as a settlement, unless a court also determines that the officer or director is entitled to indemnification in light of all of the relevant facts and circumstances. The Nevada Revised Statutes require a corporation to indemnify an officer or director to the extent he or she is successful on the merits or otherwise successfully defends the action.

The Company’s Bylaws provide that we will indemnify our Directors and Officers to the maximum extent permitted by Nevada law. We are also permitted to apply for insurance on behalf of any director, officer, employee or other agent for liability arising out of his actions.

Item 15.  Recent Sale of Unregistered Securities.

 None.

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Item 16.	Exhibits and Financial Statement Schedules

Exhibit Number	Location	Location

3.1	Articles of Incorporation*	Form 10-SB filed 2/15/00

3.2	Bylaws*	Form 10-SB filed 2/15/00

5.1	Opinion and Consent of the law office of Lynch, Cox, Gilman & Mahan, PSC regarding the legality of the securities being offered	Attached

14	Code of Ethics*	Form 10-KSB for the period ended 12/31/2004

23.1	Consent of Chisholm, Bierwolf & Nilson LLC	Attached

23.2	Consent of Lynch, Cox, Gilman & Mahan, PSC	Attached at 5.1

99.1	Unaudited Financial Statements for the period ended March 31, 2008*	Form 10-QSB for the period ended 3/31/2008

99.2	Audited Financial Statements for the period ended December 31, 2007*	Form 10-KSB for the period ended 12/31/2007

99.2	Audited Financial Statements for the period ended December 31, 2006*	Form 10-KSB for the period ended 12/31/2007

 * Incorporated by reference.

Item 17.  Undertakings.

A. The undersigned registrant hereby undertakes:

1.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the Offering.

2.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing of this Form S-1 Registration Statement and has duly caused this amended Form S-1 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in San Diego, California on this 27th day of June, 2008.

FullCircle Registry, Inc.

By: /s/ Norman L. Frohreich

Norman L. Frohreich

President and

Principal Accounting Officer

KNOW ALL MEN BY THESE PRESENT, that each person whose signature appears below constitutes and appoints Peter L. Jensen as true and lawful attorney-in-fact and agent, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendment (including post-effective amendments) to this registration statement, and to file the same, therewith, with the Securities and Exchange Commission, and to make any and all state securities law or blue sky filings, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite or necessary to be done in about the premises, as fully to all intents and purposes he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or any substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this amended Form S-1 Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Norman L. Frohreich	Director	June 30, 2008
Norman L. Frohreigh

/s/ David Allen	Director	June 30, 2008
David Allen

/s/ Isaac Boutwell	Director	June 30, 2008
Isaac Boutwell

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